                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             KATZ MEDIA GROUP, INC.
                                       AT

                              $11.00 NET PER SHARE

                                       BY

                         MORRIS ACQUISITION CORPORATION
                         A JOINTLY OWNED SUBSIDIARY OF

                        CHANCELLOR BROADCASTING COMPANY
                                      AND

                          EVERGREEN MEDIA CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, AUGUST 14, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO A MERGER AGREEMENT, DATED AS OF JULY 14, 1997, BY AND AMONG CHANCELLOR BROADCASTING COMPANY, EVERGREEN MEDIA CORPORATION, MORRIS ACQUISITION CORPORATION (THE "PURCHASER") AND THE COMPANY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN, THAT NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF KATZ MEDIA GROUP, INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (3) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

    THE BOARD OF DIRECTORS OF THE COMPANY AND THE DIRECTORS OF THE COMPANY WHO ARE NEITHER EMPLOYEES OF THE COMPANY NOR EMPLOYEES OF ANY AFFILIATE OF THE SELLING STOCKHOLDERS (AS HEREINAFTER DEFINED) HAVE SEPARATELY AND UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT, THE STOCKHOLDER TENDER AGREEMENT AND THE MANAGEMENT TENDER AGREEMENT, HAVE DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 51.6% OF THE OUTSTANDING SHARES, INCLUDING THE COMPANY'S LARGEST SHAREHOLDER, DLJ MERCHANT BANKING PARTNERS, L.P., AND CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS, HAVE ENTERED INTO AGREEMENTS WITH CHANCELLOR, EVERGREEN AND PURCHASER, PURSUANT TO WHICH SUCH STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

July 18, 1997

                               TABLE OF CONTENTS

                                                              PAGE
 INTRODUCTION...............................................
 1. Terms of the Offer......................................
 2. Acceptance for Payment and Payment for Shares...........
 3. Procedure for Tendering Shares..........................
 4. Withdrawal Rights.......................................
 5. Certain United States Federal Income Tax Consequences...
 6. Price Range of Shares; Dividends........................
 7. Certain Effects of the Transaction......................
 8. Certain Information Concerning the Company..............
 9. Certain Information Concerning the Parents and
  Purchaser.................................................
10. Source and Amount of Funds..............................
11. Background of the Offer; Past Contacts, Transactions or
  Negotiations with the Company.............................
12. Purpose of the Offer and the Merger; Plans for the
  Company...................................................
13. Merger Agreement, Stockholder Tender Agreement and
  Management Tender Agreement...............................
14. Dividends and Distributions.............................
15. Certain Conditions of the Offer.........................
16. Certain Regulatory and Legal Matters....................
17. Fees and Expenses.......................................
18. Miscellaneous...........................................

ANNEX I -- Certain Information Concerning the Directors and Executive Officers
           of the Parents and Purchaser

ANNEX II -- Section 262 of the General Corporation Law of the State of Delaware

To the Holders of Common Stock of
Katz Media Group, Inc.

                                  INTRODUCTION

     Morris Acquisition Corporation, a Delaware corporation ("Purchaser") and a jointly owned subsidiary of Chancellor Broadcasting Company, a Delaware corporation ("Chancellor"), and Evergreen Media Corporation, a Delaware corporation ("Evergreen" and together with Chancellor, the "Parents"), hereby offers to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Katz Media Group, Inc., a Delaware corporation ("Katz" or the "Company"), at a purchase price of $11.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

     EACH OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "KATZ BOARD") AND THE DIRECTORS OF THE COMPANY WHO ARE NEITHER EMPLOYEES OF THE COMPANY NOR EMPLOYEES OF ANY AFFILIATE OF THE SELLING STOCKHOLDERS (AS HEREINAFTER DEFINED) HAVE UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED), THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE STOCKHOLDER TENDER AGREEMENT (AS HEREINAFTER DEFINED) AND THE MANAGEMENT TENDER AGREEMENT (AS HEREINAFTER DEFINED), HAVE DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN, THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15 OF THIS OFFER TO PURCHASE.

     IN ORDER TO INDUCE THE PARENTS AND PURCHASER TO ENTER INTO THE MERGER AGREEMENT, CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 51.6% OF THE ISSUED AND OUTSTANDING SHARES, HAVE, IN THE CASE OF DLJ MERCHANT BANKING PARTNERS, L.P., AND RELATED INVESTORS, ENTERED INTO THE STOCKHOLDER TENDER AGREEMENT, DATED AS OF JULY 14, 1997 (THE "STOCKHOLDER TENDER AGREEMENT"), AND, IN THE CASE OF THOMAS F. OLSON, JAMES E. BELOYIANIS AND STUART O. OLDS, THE MANAGEMENT TENDER AGREEMENT, DATED AS OF JULY 14, 1997 (THE "MANAGEMENT TENDER AGREEMENT" AND TOGETHER WITH THE STOCKHOLDER TENDER AGREEMENT, THE "STOCKHOLDER AGREEMENTS"), RESPECTIVELY, WITH CHANCELLOR, EVERGREEN AND PURCHASER PURSUANT TO WHICH THE SELLING STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER. ASSUMING OUTSTANDING OPTIONS (THE "OPTIONS") ARE, PURSUANT TO THE MERGER AGREEMENT, CONVERTED TO CASH RATHER THAN EXERCISED AND TENDERED, UPON THE TENDER (WITHOUT SUBSEQUENT WITHDRAWAL) OF THE SHARES WHICH ARE SUBJECT TO THE STOCKHOLDER AGREEMENTS, THE MINIMUM CONDITION WILL BE SATISFIED.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston") has delivered to the Katz Board its opinion that, as of the date of such opinion, the consideration to be received by the stockholders of the Company in the Offer and the Merger was fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company's Schedule 14D-9") which is being distributed to the Company's stockholders. Stockholders are urged to read the written opinion of Credit Suisse First Boston, dated July 14, 1997, in its entirety and the discussion thereof in the Company's Schedule 14D-9, which sets forth the procedures followed, assumptions and qualifications made, matters considered and the limitation of the review undertaken by Credit Suisse First Boston in connection with the opinion.

     The Offer is being made pursuant to a Merger Agreement, dated as of July 14, 1997 (the "Merger Agreement"), by and among the Parents, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). See Section 13 of this Offer to Purchase. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a jointly owned subsidiary of the Parents. At the effective time of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the Company, the Parents or Purchaser, each issued and outstanding Share (other than Shares owned directly or indirectly by the Company, Chancellor, Evergreen or Purchaser or any subsidiary of Chancellor or Evergreen or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")) will be converted into and represent the right to receive $11.00 (or any other price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such converted Shares shall no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares, will, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in cash in consideration therefor upon surrender of such certificate. Pursuant to the Merger Agreement, the Company will not tender Shares held by the Company in the Offer. All Shares that are owned directly or indirectly by the Company, Chancellor, Evergreen, Purchaser or any subsidiary of Chancellor or Evergreen at the Effective Time will be canceled, and no consideration will be delivered in exchange therefor. See Section 5 of this Offer to Purchase for a description of certain tax consequences of the Offer and the Merger and Section 13 of this Offer to Purchase with respect to the Merger.

     The Company has advised the Parents and Purchaser that, as of July 11, 1997, (i) 13,682,079 Shares were validly issued and outstanding, fully paid and non-assessable (including 207,751 Shares held in treasury); (ii) 1,475,768 Shares were reserved for issuance upon the exercise of outstanding Options;
(iii) 45,673 Shares were reserved for issuance in connection with grants of restricted stock; and (iv) no shares of preferred stock were issued and outstanding. See Section 13 of this Offer to Purchase. As of the date hereof, none of Purchaser, Chancellor or Evergreen beneficially own any Shares. The Company has further advised the Parents and Purchaser that the Selling Stockholders beneficially own an aggregate of 7,055,405 Shares (excluding Shares issuable upon conversion of Options). Upon the satisfaction of the Minimum Condition, Purchaser will have the ability to acquire and control a majority of the outstanding Shares and will thus be able to approve the Merger without the vote of any other stockholder. In the event Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, Purchaser and the Parents would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 12 of this Offer to Purchase.

     Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options.

     THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, August 14, 1997, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. SEE SECTIONS 13 AND 15 OF THIS OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTION 16 OF THIS OFFER TO PURCHASE. Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive any condition of the Offer. The Minimum Condition may not be waived without the written consent of the Company. Under the terms of the Merger Agreement, Purchaser may not (except as described in the next sentence), without the written consent of the Company, terminate the Offer or make any change in the Offer which decreases the Offer Price, which decreases the number of Shares being sought in the Offer, which changes the form of consideration payable in the Offer (other than by adding consideration), which imposes conditions to the Offer in addition to the conditions described in
Section 15 of this Offer to Purchase, or which otherwise amends the terms or conditions of the Offer in a manner that is adverse to the holders of Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer (i) if the Minimum Condition or any of the other conditions, as described in Section 15 of this Offer to Purchase, to Purchaser's obligation to accept for payment and pay for Shares shall not be satisfied (or waived) by 12:00 Midnight, New York City time, on Thursday, August 14, 1997 (or any other time then set as the Expiration
Date), until such time as such conditions are satisfied, for the period of time Purchaser deems reasonably necessary to satisfy such conditions and (ii) to the extent required by law. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the preceding sentence, Purchaser shall, and the Parents shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof.

     Subject to the limitations set forth in the Merger Agreement and described above, Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser also expressly reserves the right, at any time and from time to time, in its sole discretion, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment or, with the written consent of the Company, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15 of this Offer to Purchase, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange

Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15 of this Offer to Purchase. Subject to such compliance, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3 of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under this Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. UNDER NO

CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and
(iii) any other documents required by the Letter of Transmittal.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding with respect to payment of the Offer Price of Shares purchased pursuant to the offer, each tendering stockholder must provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See
Section 5 of this Offer to Purchase and Instruction 8 of the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful.

Purchaser also reserves the absolute right to waive any of the conditions of the Offer, or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Parents, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 14, 1997). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of the Shares by Purchaser. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, any adjournment or postponement thereof, actions by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 14, 1997), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Monday, September 15, 1997. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such

Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, the Parents, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). This summary does not, however, purport to be a complete analysis of all the potential tax effects of the Offer and the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders whose Shares are purchased pursuant to the Offer. The discussion does not purport to deal with all aspects of United States federal income taxation that may affect any particular holder in light of such holder's individual investment circumstances, and is not intended for certain types of holders subject to special treatment under the United States federal income tax law (e.g., holders of Shares in whose hands Shares are not capital assets, holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, nonUnited States persons or persons who hold their Shares as part of a hedge, straddle, or conversion transaction).

     EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss generally will be capital gain or loss provided the Shares are a capital asset in the hands of the stockholders and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. If a holder exercises such holder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish such holder's social security number or tax payer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) is subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such holder is not subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if and to the extent that it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering holders of Shares may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See
Section 3 of this Offer to Purchase.

6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and trade on The American Stock Exchange (the "AMEX") under the symbol "KTZ." The following table sets forth for the quarterly fiscal periods ended March 31, June 30, October 31 and December 31 the closing high and low sale prices per Share as reported by AMEX for each of the quarters since the commencement of the Company's initial public offering of 5,500,000 Shares in April 1995.

                                                              HIGH      LOW
                                                              ----      ---
Fiscal 1995:
  Second Quarter............................................  $ 171/8   $145/8
  Third Quarter.............................................    217/8    157/8
  Fourth Quarter............................................    201/4    147/8
Fiscal 1996:
  First Quarter.............................................  $ 173/4   $131/2
  Second Quarter............................................    161/2    131/2
  Third Quarter.............................................    141/8     83/8
  Fourth Quarter............................................    111/2     81/8
Fiscal 1997:
  First Quarter.............................................  $ 11      $ 65/16
  Second Quarter............................................     415/16   67/8
  Third Quarter (through July 18, 1997).....................    107/8     61/8

     On July 11, 1997, the last full trading day prior to the date of the execution of the Merger Agreement, the closing sale price per Share as reported by the AMEX was $7 5/8. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has publicly stated it has not paid, and does not intend to pay, any cash dividends on the Shares. See Section 14 of this Offer to Purchase.

7. CERTAIN EFFECTS OF THE TRANSACTION

     Board of Directors of the Company. Promptly upon Purchaser's acceptance for payment of and payment for Shares tendered pursuant to the Offer in accordance with the Offer, and from time to time thereafter as Shares are acquired by Purchaser or its affiliates, Purchaser intends to take such steps as are necessary to assure that Purchaser's designees constitute a majority or more of the directors on the Katz Board, and is entitled, pursuant to the terms of the Merger Agreement, to designate such number of directors, rounded up to the next whole number, but at no time prior to the Effective Time more than three fewer than the total number of directors on the Katz Board, equal to that number of directors which equals the product of the total number of directors on the Katz Board (giving effect to the directors elected by Purchaser) multiplied by the percentage that such number of Shares so accepted for payment and paid for or otherwise acquired or owned by any of Purchaser or the Parents bears to the number of Shares then outstanding. In such circumstance, no prior notice of such action to shareholders of the Company or the consent of any shareholder other than Purchaser is required to take such action.

     Effect upon the Shares. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by holders of Shares other than Purchaser. According to the Company's 10-K for the fiscal year ended December 31, 1996, as of March 20, 1997 there were approximately 348 holders of record of the Shares.

     Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the AMEX and may be delisted from the AMEX. The published guidelines of the AMEX indicate that the AMEX would consider delisting the Shares if, among other things, the number of publicly held Shares (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000 or if the total number of round lot public shareholders is less than 300 or if the aggregate market value of publicly held shares is less than $1,000,000.

     To the extent the Shares are delisted from any exchange, the market for Shares could be adversely affected. If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on another exchange or in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 holders of record of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the executive officers and directors of the Company and beneficial owners of more than 10% of the Shares would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended.

     If registration of the Shares is not terminated and the Shares are not delisted prior to the Merger, then the Shares will cease to be listed on the AMEX and the registration of the Shares under the Exchange Act will be terminated following the Merger.

     Tax Sharing Agreement. In the event the Offer is consummated and Purchaser owns 80% or more (but less than 100%) of the outstanding Shares, Evergreen may determine to enter into a federal income tax sharing agreement with the Company on customary terms. Such agreement is expected to provide for the filing of consolidated federal income tax returns and would require the Company to make payments to Purchaser in amounts equal to their tax liabilities computed on a separate basis. If Evergreen generates losses or credits which actually reduce the Company's consolidated federal income tax liability or which would have resulted in a refund on a separate company basis during the period the Company is a member of the affiliated group, such agreement would generally require the Company to pay to Evergreen the amount of such reduction or refund. Such agreements would also address the timing of such payments, the resolution of tax disputes and other similar matters.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of Purchaser, Chancellor, Evergreen or the Dealer Manager has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of Purchaser, Chancellor, Evergreen or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Chancellor, Evergreen or the Dealer Manager.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company's 10K"), the Company is a holding company which, through its wholly owned subsidiary Katz Media Corporation, a Delaware Corporation ("KMC"), operates a full service media representation firm in the United States, serving multiple types of electronic media, with leading market shares in the representation of radio and television stations and cable television systems. The Company is exclusively retained by over 2,000 radio stations, 340 television stations and 1,500 cable systems to sell national spot advertising air time throughout the United States. National spot advertising is commercial air time sold by a radio or television station or cable system to advertisers located outside its local market. The Company conducts its business through 65 sales offices, located strategically throughout the United States, serving broadcast and cable clients located in over 200 dominant market areas ("DMAs"). The Company represents at least one radio or one television station in each of the 50 largest DMAs and in over 97% of all DMAs. The Company's client stations include network owned, network affiliated and independent stations.

     The Company's client stations have a combined national spot advertising market share, measured as a percentage of gross billings of media representation firms for 1996, of approximately 53% of the United States spot radio market (based upon a market size estimated at approximately $1.5 billion for the same period), approximately 24% of the United states spot television market (based upon a market size estimated at approximately $7.0 billion for the same period) and approximately 59% of the United States cable market (based upon a market size estimated at approximately $200 million for the same period).

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived in part from financial information contained in the Company's 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 (the "Company's 10-Q"). More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                             KATZ MEDIA GROUP, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS
                                                    ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                               -------------------------   ---------------------------
                                                  1997          1996           1996           1995
                                               -----------   -----------   ------------   ------------
                                               (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA:
Operating Revenues, net......................    $37,238       $38,282       $183,239       $184,667
Operating expenses...........................     36,325        36,634        152,585        154,992
Operating Income.............................        913         1,648         30,654         29,675
  Interest expense...........................      5,380         4,975         20,901         25,042
Income (Loss) before income tax provision
  (benefit) and extraordinary item...........     (4,467)       (3,327)         9,753          4,633
  Income tax benefit.........................     (3,983)       (2,120)         7,381          4,495
  Extraordinary item -- loss on early
     extinguishment of debt, net of income
     taxes...................................         --            --         (6,993)          (801)
Net Loss.....................................      ($484)       ($1,207)       ($4,621)          ($663)
PER SHARE DATA:
  Income (Loss) before income tax provision
     (benefit) and extraordinary item........         --            --           $.17             $.01
  Extraordinary item -- loss on early
     extinguishment of debt..................         --            --           (.50)          (.06)
Net Loss.....................................      ($.04)         ($.09)         ($.33)          ($.05)

                                                   AT            AT             AT             AT
                                                MARCH 31,     MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                  1997          1996           1996           1995
                                               -----------   -----------   ------------   ------------
                                               (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets...............................   $436,426      $389,159       $435,731       $377,633
  Total Liabilities..........................    335,259       282,897        332,752        270,192
  Stockholders' Equity.......................    101,167       106,262        102,979        107,441

  Projections

     The Parents have received certain non-public information from the Company (the "Projections"). The non-public information included certain financial projections for the fiscal years 1997 through 2001, including income statement and balance sheet projections which are summarized below. The Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger.

                             KATZ MEDIA GROUP, INC.
                 SELECTED PROJECTED CONSOLIDATED FINANCIAL DATA
                           (IN THOUSANDS, UNAUDITED)

                                                            AT DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1998       1999       2000       2001
                                          --------   --------   --------   --------   --------
Operating revenues, net................   $181,226   $195,796   $209.946   $226,670   $239,560
Total operating expenses...............    158.231    167,484    177,614    185,664    188,131
Operating Income.......................     22,995     28,312     32,132     42,766     51,429
Interest expense.......................     21,093     20,463     19,702     17,346     15,236
Income before income tax provision.....      1,902      7,849     12,430     25,440     36,193
Income tax provision...................      3,380      5,871      7,795     13,259     17,775
Net Loss...............................   $ (1,478)  $  1,978   $  4,635   $ 12,181   $ 18,418
                                          ========   ========   ========   ========   ========

                                                            AT DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1998       1999       2000       2001
                                          --------   --------   --------   --------   --------
Assets:
  Total assets.........................   $431,355   $410,550   $386,153   $365,478   $346,765
Liabilities and Stockholders' Equity:
  Total current liabilities............     66,314     51,292     40,979     40,843     41,153
  Deferred income on sales of station
     contracts.........................      3,350      2,526      1,526        776        276
  Long-term debt.......................    219,000    218,500    204,500    176,500    143,500
  Other liabilities -- primarily
     related to contracts..............     42,520     35,883     31,963     27,993     24,052
                                          --------   --------   --------   --------   --------
  Total liabilities....................    331,184    308,001    278,968    246,112    208,981
Stockholder's equity...................   $100,171   $102,548   $107,185   $119,366   $137,784
                                          ========   ========   ========   ========   ========

     THE PROJECTIONS SET FORTH ABOVE WERE NOT PREPARED BY ANY OF THE PARENTS, PURCHASER OR WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROSPECTIVE FINANCIAL INFORMATION. NET REVENUES OF THE COMPANY ARE INHERENTLY UNPREDICTABLE DUE TO THE NATURE AND TERMS OF THE COMPANY'S REPRESENTATION AGREEMENTS. IN GENERAL, CLIENTS MAY TERMINATE SUCH AGREEMENTS PRIOR TO THEIR STATED TERMINATION. MOST OFTEN A TERMINATION OCCURS IN CONNECTION WITH A CHANGE IN STATION OR SYSTEM OWNERSHIP, AND THE LEVEL AND FREQUENCY OF CHANGES IN OWNERSHIP AND TERMINATION OF THE COMPANY'S REPRESENTATION AGREEMENTS HAVE INCREASED AS A RESULT OF THE LIBERALIZATION OF REGULATION AFFECTING BROADCAST PROPERTIES. THE PROJECTIONS ARE INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO THE PARENTS IN JULY 1997. ACCORDINGLY, THE INCLUSION OF THE PROJECTIONS IN THIS OFFER TO PURCHASE SHOULD NOT BE REGARDED AS AN INDICATION THAT THE PARENTS, PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR THEIR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE ACCURATE, RELIABLE OR ACHIEVABLE, AND NONE OF SUCH PERSONS OR ENTITIES ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREOF.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remunera-tion, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING THE PARENTS AND PURCHASER

     Evergreen. Evergreen owns and operates radio stations across the United States, including stations in 11 of the nation's 12 largest radio markets. At July 15, 1997, after giving effect to certain announced transactions in the industry and as measured by gross revenues, Evergreen is the owner and operator of the nation's second largest radio broadcasting group. The principal executive offices of Evergreen are located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039.

     At July 15, 1997, Evergreen's portfolio of stations consisted of 42 radio stations (28 FM and 14 AM) in the nation's 12 largest radio markets, including clusters of between three and five FM stations ("superduopolies") in six of these markets. Evergreen's portfolio is diversified in terms of format, target demographics, geographic location and phase of development.

     Set forth below is certain selected historical consolidated financial information with respect to Evergreen excerpted or derived from financial information contained in Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by Evergreen with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                          EVERGREEN MEDIA CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              THREE MONTHS
                                           YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                       --------------------------------    -------------------
                                         1994        1995        1996        1996       1997
                                       --------    --------    --------    --------    -------
STATEMENT OF OPERATIONS DATA:
Net revenues.........................  $109,516    $162,931    $293,850    $ 53,371    $81,897
Operating expenses...................   102,120     149,154     275,890      61,594     81,329
Operating income (loss)..............     7,396      13,777      17,960      (8,223)       568
Interest expense.....................    13,809      19,199      37,527       8,973      8,053
Other (income) expense...............    (6,452)        236        (477)         --       (165)
Income (loss) before income taxes and
  extraordinary item.................        39      (5,658)    (19,090)    (17,196)    (7,320)
Income tax expense (benefit).........        --         192      (2,896)     (2,923)    (1,309)
Extraordinary loss on early
  extinguishment of debt.............     3,585          --          --          --         --
Net income (loss)....................    (3,546)     (5,850)    (16,194)    (14,273)    (6,011)
Net loss per common share............  $  (0.64)   $  (0.52)   $  (0.66)   $  (0.55)   $ (0.14)

     Evergreen is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in
Section 8 of this Offer to Purchase.

     Chancellor. Chancellor owns and operates radio stations in 14 large markets across the United States. At July 15, 1997, Chancellor's portfolio of stations consisted of 55 radio stations (38 FM and 17 AM) in its 14 markets, including superduopolies in six of these markets. Chancellor employs a wide variety of programming formats, including country, oldies, news/talk, adult contemporary, progressive album rock, contemporary hit radio, sports and classical. The principal executive offices of Chancellor are located at 12655 North Central Expressway, Suite 405, Dallas, Texas 75243.

     Set forth below is certain selected historical consolidated financial information with respect to Chancellor excerpted or derived from financial information contained in Chancellor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10 K/A dated May 15, 1997, and Chancellor's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by Chancellor with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                        CHANCELLOR BROADCASTING COMPANY
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                            -----------------------------   -------------------
                                             1994       1995       1996       1996       1997
                                            -------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenues..............................  $26,317   $ 64,322   $178,401   $ 25,642   $ 55,854
Operating expenses........................   19,214     53,896    140,732     22,975     51,014
Operating income (loss)...................    7,103     10,426     37,669      2,667      4,840
Interest expense..........................    5,247     18,115     35,704      7,647     11,420
Other (income) expense....................      (20)        42         68          6     (1,632)
Income (loss) before income taxes and
  extraordinary item......................    1,876     (7,731)     1,897     (4,986)    (4,948)
Income tax expense (benefit)..............    1,164      3,800      4,612        939       (400)
Dividends and accretion on preferred stock
  of subsidiary...........................       --         --     11,557      1,660      8,135
Extraordinary loss on early extinguishment
  of debt.................................      818         --      4,177      4,646      2,749
  Net income (loss).......................     (106)   (11,531)   (18,449)   (12,231)   (15,432)
Net loss per common share.................    (0.02)     (1.30)     (2.10)     (2.18)     (0.90)

     Steven Dinetz, President and Chief Executive Officer of Chancellor, owns of record a total of 800 Shares. Except with respect to the Shares owned by Mr. Dinetz, or as otherwise set forth in this Offer to Purchase, none of Chancellor, Evergreen or Purchaser, nor, to the best knowledge of Chancellor, Evergreen and Purchaser, any of the persons listed in Annex I hereto owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Chancellor, Evergreen or Purchaser, nor, to the best knowledge of Chancellor, Evergreen and Purchaser, any of the persons listed in Annex I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Chancellor, Evergreen or Purchaser, nor, to the best knowledge of Chancellor,

Evergreen and Purchaser, any of the persons listed in Annex I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Chancellor, Evergreen or Purchaser, or their respective subsidiaries, or, to the best knowledge of Chancellor, Evergreen and Purchaser, any of the persons listed in Annex I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     Certain Business Relationships Between the Parents. Chancellor was incorporated in late 1994 to acquire 11 radio stations from affiliates of American Media Inc. and to acquire Chancellor Communications Corporation, which owned and operated two radio stations in Sacramento, California. Since its foundation, Chancellor has grown largely through the acquisition of radio station groups. The pace of Chancellor's acquisitions accelerated in 1996 after the passage of the Telecommunications Act of 1996 (the "1996 Act"), which relaxed restrictions applicable to the ownership of radio stations within a single market. Since January 1, 1997, Chancellor has completed (i) the acquisition of 24 radio stations for a net purchase price of $1.06 billion, (ii) the exchange of three stations for one station and $33 million in cash, and
(iii) the sale of four stations for $71.3 million.

     Evergreen was incorporated in 1988 and initially owned and operated six radio stations. From its formation through 1994, Evergreen expanded principally through internal growth and through the acquisition of individual radio stations or pairs of stations. In 1994, the Board of Directors of Evergreen (the "Evergreen Board") conducted a broad-ranging review of Evergreen's strategic alternatives in light of the ongoing consolidation in the radio broadcasting industry. As a result of Evergreen's review of its strategic alternatives, the Evergreen Board determined to pursue a strategy of substantial expansion of Evergreen's ownership of major market radio stations through acquisitions of, or mergers with, other radio station groups and, to a lesser extent, through opportunistic acquisitions of individual major market stations where appropriate. In 1995 and 1996, Evergreen aggressively pursued this acquisition strategy, acquiring, on a net basis, 11 radio stations in 1995 (seven FM and four AM) and 12 radio stations in 1996 (ten FM and two AM), including the acquisition of seven FM and four AM stations through Evergreen's May 1995 acquisition of Broadcasting Partners Inc. and the acquisition of nine FM and three AM radio stations through Evergreen's January 1996 acquisition of Pyramid Communications, Inc. Since January 1, 1997, Evergreen has completed (i) the acquisition of 17 radio stations for a net purchase price of $1.12 billion, (ii) the exchange of five stations for two stations, and (iii) the sale of six radio stations for $291.8 million.

     As part of its growth strategy Chancellor routinely analyzes acquisition opportunities. Similarly, in furtherance of Evergreen's expansion strategy, Evergreen's management routinely analyzes the potential acquisition of broadcast properties and holds discussions with other broadcasters concerning potential business combinations or the potential acquisition of individual stations or groups of stations. In 1996 and early 1997, Evergreen's senior management and advisors held preliminary discussions with a number of major market radio operators, including Chancellor and Viacom International, Inc. ("Viacom"), concerning possible acquisitions of major market radio groups by Evergreen and other potential transactions. During the fourth quarter of 1996, Evergreen was informed that Chancellor's management and principal stockholder were considering a potential sale of Chancellor, and Evergreen held preliminary discussions with Chancellor concerning the possible acquisition of Chancellor by Evergreen for cash. After further preliminary discussions with other radio station operators, the Board of Directors of Chancellor (the "Chancellor Board") determined that it would be in the best interests of Chancellor's stockholders for Chancellor to continue to pursue its strategy of growth through strategic acquisitions. In late 1996 and during January 1997, management teams from both Evergreen and Chancellor separately contacted Viacom regarding possible acquisitions of radio stations held by Viacom. Neither Evergreen nor Chancellor was able to reach agreement with Viacom on such a transaction, and Viacom subsequently advised Evergreen and Chancellor that it planned to conduct an auction for the sale of its radio properties.

     Further discussions between the principals of Chancellor and Evergreen were held in January and February 1997 regarding a possible business combination involving the merger of Chancellor and Evergreen. During this time, representatives of each of Evergreen and Chancellor also held discussions with Credit Suisse First Boston, Viacom's financial advisor, regarding Viacom's auction of its radio stations. On February 13, 1997, Evergreen submitted a bid for the Viacom properties, and on February 14, 1997, Chancellor submitted a bid for the Viacom properties. From February 14 through February 16, Evergreen and Chancellor each conducted further discussions with Viacom regarding a definitive agreement that would govern such an acquisition. On February 15, 1997, Chancellor's legal advisors circulated to Evergreen and its outside legal counsel an initial draft of a form of agreement and plan of merger relating to a business combination between Chancellor and Evergreen. On February 16, 1997, Viacom accepted Evergreen's proposal to acquire all of Viacom's radio stations. Evergreen and Chancellor continued discussions regarding a possible business combination and, on February 18, 1997, Chancellor and Evergreen entered into a non-binding memorandum of understanding (the "Memorandum of Understanding") providing for the merger of Chancellor into Evergreen, subject to, among other things, the completion of negotiations concerning a definitive agreement and plan of merger. Also on February 18, the parties publicly announced the acquisition of the Viacom stations by Evergreen and the terms of the Memorandum of Understanding between Chancellor and Evergreen. Chancellor and Evergreen entered into a definitive agreement and plan of merger on February 19, 1997 (the "Chancellor/Evergreen Merger Agreement"), as well as a joint purchase agreement regarding the acquisition of the Viacom stations by Evergreen and Chancellor should such acquisition be completed prior to the consummation of the transactions contemplated by the Chancellor/Evergreen Merger Agreement. The Viacom acquisition was in fact completed by Evergreen and Chancellor on July 2, 1997.

     Evergreen and Chancellor are currently finalizing an amendment and restatement of the Chancellor/ Evergreen Merger Agreement to modify the legal structure of the transaction in order to, among other things, enhance flexibility in connection with future debt or equity financings. Pursuant to the Chancellor/Evergreen Merger Agreement as it is expected to be amended and restated, (i) Chancellor will merge with and into Evergreen Mezzanine Holdings Corporation ("EMHC"), a direct, wholly owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) thereafter, Chancellor Radio Broadcasting Company, a direct subsidiary of Chancellor ("CRBC"), will merge with and into Evergreen Media Corporation of Los Angeles, an indirect, wholly owned subsidiary of Evergreen ("EMCLA"), with EMCLA remaining as the surviving corporation (collectively, the "Chancellor/Evergreen Merger"). Following the Chancellor/Evergreen Merger, Evergreen will be renamed Chancellor Media Corporation, EMHC will be renamed Chancellor Mezzanine Holdings Corporation and EMCLA will be renamed Chancellor Media Corporation of Los Angeles. If the Chancellor/Evergreen Merger is consummated, (i) each share of Evergreen Class A Common Stock and Evergreen Class B Common Stock will be converted into one share of Common Stock of Chancellor Media Corporation, (ii) each share (other than treasury shares, which will be canceled) of Chancellor Class A Common Stock and Chancellor Class B Common Stock will be converted into 0.9091 shares of Common Stock of Chancellor Media Corporation, (iii) each share of 7% Convertible Preferred Stock of Chancellor (other than shares for which appraisal rights have been exercised) will be converted into one share of preferred stock of Chancellor Media Corporation with identical powers, preferences and relative rights, (iv) each share of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of CRBC (other than shares for which appraisal rights have been exercised) will be converted into one share of preferred stock of Chancellor Media Corporation of Los Angeles with identical powers, preferences and relative rights, and (v) each share of 12% Junior Exchangeable Preferred Stock of CRBC (other than shares for which appraisal rights have been exercised) will be converted into one share of preferred stock of Chancellor Media Corporation of Los Angeles with identical powers, preferences and relative rights. In addition,
(i) Evergreen will assume currently outstanding options to purchase shares of Chancellor Class A Common Stock and (ii) EMCLA will assume CRBC's $200,000,000 aggregate principal amount 8 3/4% Senior Subordinated Notes due 2007 and CRBC's $200,000,000 aggregate principal amount 9 3/8% Senior Subordinated Notes due 2004. The Chancellor/Evergreen Merger Agreement contains various customary representations and warranties made by each of the parties and contains various customary covenants. The respective obligations of Evergreen, Chancellor, EMHC, EMCLA and CRBC to consummate the Chancellor/ Evergreen Merger are subject to the satisfaction or waiver, at or prior to the effective time of the Chancellor/

Evergreen Merger, of a number of conditions. Pursuant to the Chancellor/Evergreen Merger Agreement, each of Evergreen and Chancellor has agreed to, among other things and subject to certain conditions and exceptions, as soon as practicable following the date of the Chancellor/Evergreen Merger Agreement, prepare and file with the Commission a Joint Proxy Statement/Prospectus and a Registration Statement on Form S-4 (the "Registration Statement") and to use its best efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing, in order to facilitate prompt consummation of the Chancellor/Evergreen Merger and the other transactions contemplated by the Chancellor/Evergreen Merger Agreement. Although there can be no assurances, Evergreen and Chancellor expect to complete the Chancellor/Evergreen Merger in the third quarter of 1997.

     After giving effect to the Chancellor/Evergreen Merger and other transactions of Evergreen and Chancellor which are currently pending, Chancellor Media Corporation will own and operate a radio station portfolio consisting of 98 radio stations (69 FM and 29 AM) in 21 large markets, including 58 stations serving the nation's 12 largest radio revenue markets. Chancellor Media Corporation's radio station portfolio will include a total of 13 superduopolies, with eight in the 12 largest radio markets, and will include the first or second ranked station cluster in terms of revenue share in 14 of its 21 markets.

     Purchaser. Purchaser is a Delaware corporation and presently a wholly owned subsidiary of Evergreen. To date, Purchaser has not conducted any business other than that incident to its formation and the commencement of the Offer. Chancellor has the right and obligation to acquire certain common stock interests in Purchaser as described below in "-- The Joint Bidding Agreement". The principal executive offices of Purchaser are located at 433 East Las Colinas Boulevard, Suite 1130, Irving, Texas 75039.

     The Joint Bidding Agreement.

     Purchaser is presently a wholly owned subsidiary of Evergreen. Pursuant to a Joint Bidding Agreement, dated as of July 14, 1997 (the "Joint Agreement"), Chancellor and Evergreen have agreed that, immediately prior to acceptance of the Shares for payment in the Offer, to respectively contribute (the "Capital Contributions"), 20% and 80% of the funds required to be paid by Purchaser pursuant to the Offer and the Merger (exclusive of the payment of transaction fees and expenses), plus an additional $20 million (in the aggregate, the "Equity Contribution Amount"). In exchange for Chancellor's Capital Contribution, it will be issued non-voting common stock representing 20% of the issued and outstanding shares of Purchaser.

     Evergreen also has granted Chancellor and HM2/Chancellor L.P. certain rights (the "Rights") to acquire from Evergreen an additional number of shares of voting common stock of Purchaser or its successor holding company such that upon exercise of such Rights, Chancellor would own voting shares representing 49.9% of the issued and outstanding shares of common stock of Purchaser or its successor holding company and HM would own .1% of such shares. The exercise price of the Rights is, in the case of Chancellor, 99.67% of the Base Amount (as defined below) and, in the case of HM, .3% of the Base Amount. The Rights are exercisable only during the 120 day period, if any, following the termination of the Chancellor/Evergreen Merger Agreement, and such exercise will be subject to any applicable waiting periods under the HSR Act. If the Rights are not exercised within that period, Evergreen has the right (for 120 days) to acquire the shares of Purchaser previously purchased by Chancellor at a price equal to the amount of Chancellor's original Capital Contribution, upon which purchase such shares would become voting common stock. Upon exercise of the Rights by Chancellor and HM, all outstanding non-voting common stock would become voting common stock.

     The Joint Agreement also provides for (1) joint control over certain matters arising under the Merger Agreement, (2) equal sharing by Chancellor and Evergreen of the costs, expenses and liabilities associated with the Offer and Merger, and (3) establishment of a stockholders agreement which (a) would create a board for Purchaser or its successor holding company which, and if the Rights are exercised, will be divided equally between designees of Chancellor and Evergreen and (b) would require a supermajority stockholder approval for certain corporate actions prior to the exercise of the Rights, and (4) establishment of certain tax agreements.

     As used herein, "Base Amount" means an amount equal to the sum of the Evergreen Funded Amount plus the Bridge Fee, plus an additional amount equal to the Equity Funding Rate on the sum of the foregoing amounts and accruing from the Equity Contribution Date to, but not including, the date of exercise of the Rights.

     "Bridge Fee" means an amount equal to 1% of the Evergreen Funded Amount.

     "Evergreen Funded Amount" means an amount equal to 30% of the Equity Contribution Amount.

     "Equity Funding Rate" means the weighted average cost of funds under the revolving credit component of the Senior Credit Facility of EMCLA during the period(s) as to which such rate is calculated.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase all of the Shares pursuant to the Offer is estimated to be approximately $155.0 million. Fees and expenses related to the Offer and the Merger payable by Purchaser are estimated not to exceed an additional $10.0 million. Purchaser plans to obtain all funds needed for the Offer and the Merger, together with certain additional funds that may be used by the Company for working capital and other purposes following consummation of the Offer, through capital contributions from the Parents. The total amount of these capital contributions is presently expected to be approximately $180.0 million, of which approximately $144.0 million is expected to be contributed to Purchaser by Evergreen and approximately $36.0 million is expected to be contributed to Purchaser by Chancellor.

     Evergreen plans to obtain funds for its capital contribution to Purchaser through borrowings under the Senior Credit Facility, dated as of April 25, 1997, as amended, among EMCLA and the banks and other financial institutions named therein (the "Senior Credit Facility"). It is currently anticipated that EMCLA will borrow the necessary funds under the reducing revolving credit component of the Senior Credit Facility and distribute such funds to Evergreen in the form of a dividend and that Evergreen in turn will contribute such funds as a capital contribution to Purchaser. The Senior Credit Facility provides for a total current commitment of $1.75 billion, consisting of a $1.25 billion reducing revolving credit facility and a $500.0 million term loan facility. The Senior Credit Facility matures June 30, 2005, subject to periodic amortization requirements commencing September 30, 2000. As of the date of this Offer to Purchase, there was approximately $460.0 million outstanding under the reducing revolving credit facility portion of the Senior Credit Facility and $500.0 million outstanding under the term loan portion of the Senior Credit Facility.

     Loans under the Senior Credit Facility bear interest at a rate equal to, at EMCLA's option, the Prime Rate in effect from time to time plus the Applicable Margin or the Eurodollar Rate as determined by the administrative agent under the Senior Credit Facility plus the Applicable Margin (as each of the Prime Rate, the Eurodollar Rate and the Applicable Margin is defined in the Senior Credit Facility). The Applicable Margin is calculated based on the total leverage of EMCLA and Evergreen at the end of the most recently ended fiscal quarter and ranges from 0% to 1.0% in the case of loans at the Prime Rate and from 0.4% to 2.0% in the case of loans at the Eurodollar Rate. As of the date of this Offer to Purchase, the weighted average interest rate on loans made to EMCLA under the Senior Credit Facility was 6.8% per annum.

     The Senior Credit Facility is secured by (i) a pledge of all capital stock owned by EMCLA and its subsidiaries, (ii) a pledge of all capital stock of EMCLA owned by Evergreen, (iii) a pledge of all debt and equity securities of persons engaged in certain businesses purchased by EMCLA and its subsidiaries, (iv) a collateral assignment of all partnership interests held by the subsidiaries of EMCLA, (v) a collateral assignment of all trust interests held by the subsidiaries of EMCLA, (vi) a downstream guarantee provided by Evergreen and
(vii) upstream guarantees provided by the subsidiaries of EMCLA. The Senior Credit Facility has been amended to permit an intermediate holding company to be interposed between Evergreen and EMCLA, whereupon the downstream guarantee of the Senior Credit Facility by Evergreen would be released and replaced by a non-recourse pledge of Evergreen's equity interest in the intermediate holding company. In this event, the intermediate holding company would issue a guarantee of EMCLA's obligations under the Senior Credit Facility and would pledge its stock in EMCLA to secure the guarantee. This amendment is expected to become effective prior to consummation of the Offer, but it is not effective as of the date of this Offer to Purchase.

     The Senior Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of EMCLA to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap, make acquisitions and enter new lines of business.

     The financial institutions providing the Senior Credit Facility are Toronto Dominion (Texas), Inc., The Bank of New York, NationsBank of Texas, N.A., Union Bank of California, Bankers Trust Company, Senior Debt Portfolio, Merrill Lynch Senior Floating Rate Fund, Inc., Van Kampen American Capital Prime Rate Income Trust, Bank of America NT&SA, The First National Bank of Boston, Banque Paribas, Barclays Bank PLC, Compagnie Financiere de CIC et de L'Union Europeenne, Credit Lyonnais, New York Branch, Credit Suisse First Boston, The Dai-Ichi Kangyo Bank, Ltd., KeyBank National Association, Societe Generale, Bank of Montreal, Corestates Bank, N.S., Fleet National Bank, The Fuji Bank, Limited, Houston Agency, The Long-Term Credit Bank of Japan, Limited, New York Branch, Mellon Bank, N.A., PNC Bank, National Association, Sanwa Bank, Dallas Agency, Bank of Nova Scotia, The Sumitomo Bank, Ltd., Suntrust Bank, Central Florida, N.A., ABN AMRO Bank, N.V. - Houston Agency, Dresdner Bank AG, New York Branch, Summit Bank, The Tokai Bank, Limited, Union Bank of Switzerland, New York Branch, Wells Fargo Bank (Texas), National Association, Bank of Ireland, Caisse Nationale de Credit Agricole, Crestar Bank, Merita Bank, Ltd., New York Branch, National City Bank, The Royal Bank of Scotland PLC, Riggs Bank, N.A., The Sumitomo Trust & Banking Co., Ltd., New York Branch, The Yasuda Trust and Banking Co., Ltd., National Bank of Canada, City National Bank, Bank of Scotland, Banque Francaise du Commerce Exterieur, Heller Financial, Goldman Sachs Credit Partners, L.P., Morgan Guaranty Trust Company of New York and Bear Stearns Investment Products, Inc.

     Although no definitive plan or arrangement for repayment of borrowings under the Senior Credit Facility has been made, Evergreen anticipates such borrowings will be repaid with internally generated funds and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method to be used to repay the borrowings under the Senior Credit Facility. Such decision will be made based on Evergreen's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Evergreen may deem appropriate.

     Chancellor plans to obtain funds for its capital contribution to Purchaser through borrowings under CRBC's Amended and Restated Credit Agreement (the "CRBC Credit Agreement") with Bankers Trust Company, as managing agent (the "Agent"), Goldman Sachs Credit Partners, L.P., as documentation agent, NationsBank of Texas, N.A., and Toronto Dominion (Texas), Inc., as syndication agents, and the other institutions party thereto (the "Banks"). It is anticipated that CRBC will borrow the necessary funds under the revolving loan facility of the CRBC Credit Agreement and distribute such funds to Chancellor, who will in turn contribute such funds as a capital contribution to Purchaser. The CRBC Credit Agreement provides for total loans of up to $750.0 million, consisting of a $400.0 million term loan facility (the "CRBC Term Loan Facility") and a $350.0 million revolving loan facility (the "CRBC Revolving Loan Facility" and together with the CRBC Term Loan Facility, the "CRBC Credit Facility"). In order for Chancellor to, among other things, use the proceeds of such borrowings to fund Chancellor's capital contribution to Purchaser and participate in the Offer and the Merger, (i) CRBC is required to obtain the consent of the lenders party to the CRBC Credit Agreement and (ii) Chancellor is required to obtain the consent of the lenders party to Chancellor's Senior Credit Agreement, of which Bankers Trust New York Corporation is the agent. Chancellor intends promptly to seek such consents following the date hereof. The CRBC Term Loan Facility provides for a term loan that matures 7 years after July 2, 1997, subject to scheduled annual principal payments, payable quarterly, along with provisions for both voluntary and mandatory prepayments based upon the occurrence of specified events. The CRBC Revolving Loan Facility provides for revolving credit loans that mature 7 years after July 2, 1997, with the entire outstanding amount of the CRBC Revolving Loan Facility to be repaid on that date. As of the date of this Offer to Purchase, there was approximately $19.8 million outstanding under the CRBC Revolving Loan Facility and $400.0 million outstanding under the CRBC Term Loan Facility.

     The Loans under the CRBC Credit Agreement bear interest at a rate equal to, at CRBC's option (i) the Base Rate (as defined in the CRBC Credit Agreement) in effect from time to time plus the Applicable Margin (as defined in the CRBC Credit Agreement) (the "Base Rate Loans"), or (ii) the Eurodollar Rate (as defined in the CRBC Credit Agreement) (as adjusted for maximum reserves) as determined by the Agent for the respective interest period plus the Applicable Margin (the "Eurodollar Loans"). The Applicable Margin may range from 0.375% to 1.125% per annum for Base Rate Loans and from 0.375% to 2.125% per annum for Eurodollar Loans, with the Applicable Margin to be reduced based upon CRBC's Leverage Ratio (as defined in the CRBC Credit Agreement). As of the date of this Offer to Purchase, the weighted average interest rate on loans outstanding under the CRBC Credit Agreement was 7.8% per annum.

     The CRBC Credit Agreement is secured by (i) a first priority perfected pledge of all capital stock and notes owned by CRBC and its subsidiaries and
(ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by CRBC and its subsidiaries, excluding Federal Communication Commission licenses and certain leasehold interests and partnership interests. The CRBC Credit Agreement also is guaranteed by Chancellor and by the subsidiaries of CRBC, and Chancellor's guarantee is secured by a first priority perfected pledge of the common stock of CRBC.

     The CRBC Credit Agreement contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of CRBC to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, make capital expenditures and enter new lines of business, other than with the consent of the lenders thereunder. CRBC is also required to satisfy certain financial covenants, which require it to maintain specified financial ratios and to comply with certain financial tests. The CRBC Credit Agreement contains customary events of default, including, without limitation, (i) the default in the payment of principal of any loan when due or the default in the payment of interest or fees, (ii) default in the performance or observance of certain representations, warranties, covenants and agreements contained in the CRBC Credit Agreement, (iii) certain defaults under other agreements relating to indebtedness, and (iv) the acceleration of certain indebtedness of Chancellor or its subsidiaries prior to maturity.

     The financial institutions providing the CRBC Credit Agreement are Bankers Trust Company, NationsBank of Texas, N.A., Toronto Dominion (Texas), Inc., Goldman Sachs Credit Partners, L.P., ABN AMRO Bank N.V.-Houston Agency, Bank of America National Trust and Savings Association, Bank of Montreal, The Bank of New York, The Bank of Nova Scotia, Banque Francaise du Commerce Exterieur, Banque Nationale de Paris, Banque Paribas, Barclays Bank PLC, Caisse Nationale de Credit Agricole, The Chase Manhattan Bank, Compagnie Financiere de CIC et de L'Union Europeenne, CoreStates Bank, N.A., Citibank, N.A., Credit Suisse First Boston, KZH-ING-1 Corporation, Societe Generale, Fleet Bank, N.A., Merrill Lynch Senior Floating Rate Fund, Inc., First Union National Bank, Heller Financial, Inc., The Industrial Bank of Japan, Limited, New York Branch, The Fuji Bank, Limited, BankBoston, N.A., Van Kampen American Capital Prime Rate Income Trust, Union Bank of California, N.A., Paribas Capital Funding, LLC, Mellon Bank, N.A., The Mitsubishi Trust and Banking Corporation, Octagon Credit Investors Loan Portfolio, The Long Term Credit Bank of Japan, Limited, The Dia Ichi Kangyo Bank, Ltd. New York Branch and Merita Bank Ltd New York Branch.

     All amounts outstanding under the CRBC Credit Agreement will be refinanced by EMCLA under the Senior Credit Facility upon consummation of the Chancellor/Evergreen Merger. The Senior Credit Facility provides that the reducing revolving credit facility and the term loan facility under the Senior Credit Facility will be increased to $1.60 billion and $900.0 million, respectively, upon such consummation. Chancellor has made no definitive plan or arrangement for repayment of borrowings under the CRBC Credit Agreement in the event the Chancellor/Evergreen Merger is not consummated.

     In addition to the funds required by Purchaser in connection with the consummation of the Offer, Purchaser expects that concurrently therewith Katz Media Corporation ("KMC"), an indirect, wholly owned subsidiary of the Company, may be required to refinance its senior secured credit facility (the "KMC Credit Facility"). The KMC Credit Facility has a maximum committed amount of $180.0 million, of which approximately $126.0 million is outstanding on the date of this Offer to Purchase. In addition, KMC has outstanding $100.0 million in aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "KMC Notes"), which contain a "change of control" provision that, following consummation of the Offer, will require KMC to offer to repurchase all of the KMC Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Parents and Purchaser are in active negotiations with a number of financial institutions regarding the financing that may be required to replace the KMC Credit Facility and to fund any required repurchase of KMC Notes pursuant to the Change of Control provision. In that regard, Evergreen has received from Toronto Dominion (Texas), Inc., NationsBank of Texas, N.A. and Union Bank of California, N.A. (collectively, the "Prospective Lenders") a letter to the effect that the Prospective Lenders are "highly confident" that, subject to certain qualifications, (i) they can successfully arrange a credit facility of not less than $180.0 million for KMC to replace the KMC Credit Facility and (ii) they can successfully arrange a "backstop" facility to fund any required repurchases of the KMC Notes. However, this letter does not constitute an offer, agreement or commitment to underwrite or lend, and, accordingly, as of the date hereof, the Parents do not have in place binding commitments to provide any financing that may be required to replace the KMC Credit Facility or to repurchase any KMC Notes tendered pursuant to the Change of Control provision described above.

     The Offer is not subject to any financing contingency.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

     Background of the Offer. By letter dated February 24, 1997, Thomas F. Olson, President and Chief Executive Officer of the Company, contacted Mr. Thomas O. Hicks, Chairman of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), an affiliate of Chancellor, and suggested a meeting with representatives of the Company. On March 20, 1997, at the Dallas offices of Hicks Muse, a meeting took place which included Mr. Olson, Mr. Stewart O. Olds, President of the Katz Radio Group, Mr. Hicks and Mr. Eric C. Neuman, Senior Vice President of Hicks Muse and Vice President of Chancellor. Mr. Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer of Evergreen, and Mr. Matthew E. Devine, Chief Financial Officer of Evergreen, joined the meeting later that day. During the March 20 meeting, the possibility of a business combination among the Company, Evergreen and Chancellor was discussed.

     Following the March 20 meeting, Mr. Olson forwarded certain information (including a draft confidentiality agreement) to Mr. Neuman.

     On April 7, 1997, Hicks Muse signed a confidentiality agreement with the Company in which it agreed to keep confidential information it received in the course of evaluating the Company and negotiating with representatives of the Company in connection with a possible transaction between the Company and Hicks Muse or Chancellor.

     On Monday, June 16, 1997, Mr. Ginsburg, Mr. Olds and Mr. George C. Toulas, Senior Executive Vice President of Chancellor, met in Dallas to discuss the Company and a possible transaction with the Company that would include Chancellor Media Corporation, the entity to be formed after the Chancellor/Evergreen Merger. See Section 9 of this Offer to Purchase for information regarding the Chancellor/Evergreen Merger. At Mr. Olds' request, Mr. Ginsburg agreed to contact Mr. Thompson Dean a Managing Director of DLJ Merchant Banking Partners, L.P. ("DLJ MBP"), which, together with related investors, owns approximately 49% of the Shares.

     On Monday, June 23, 1997, Mr. Ginsburg had a telephone conversation with Mr. Dean and Mr. Louis Friedman of Donaldson, Lufkin & Jenrette Securities Corporation in which a business combination among the Company and Chancellor Media Corporation was discussed. Several conversations took place thereafter between Mr. Ginsburg, Mr. Dean and Mr. Friedman regarding the terms and structure of a business combination that would involve a sale of the Company to the Parents.

     On July 1, 1997, a meeting was held at the offices of Hicks Muse in Dallas. In attendance at such meeting were Mr. Olson, Mr. Olds, Mr. Ginsburg, Mr. Neuman, Mr. Hicks, Mr. Steven Dinetz, President and Chief Executive Officer of Chancellor, Mr. Richard E. Vendig, Senior Vice President, Chief Financial & Administrative Officer and Treasurer of the Company, and Mr. Friedman. At this meeting management of the Company gave a presentation regarding the Company, the parties discussed a possible transaction among the Company, Evergreen and Chancellor, and the Parents conducted preliminary due diligence.

     On July 2 and 3, various conversations took place among Mr. Ginsburg, Mr. Dean and Mr. Friedman regarding the proposed terms of a transaction between the Company and the Parents. On July 3, 1997, counsel to the Company, initiated communications with counsel to the Parents and on Monday, July 7, 1997 distributed a first draft of a merger agreement.

     On Monday, July 7, 1997, representatives of the Parents arrived at the offices of counsel to the Company to conduct due diligence review on behalf of the Parents. On July 7, 1997, the Katz Board met, at which meeting representatives of DLJ MBP, the Company's financial advisor, reported to the Katz Board about the July 1, 1997 meeting and the terms and conditions of the preliminary proposal made by the Parents to acquire the Company, subject to a number of conditions. The Katz Board also discussed the status of various other potential transactions that the Company was considering and the process for further discussion.

     During the week of July 7, meetings and discussions were held regarding the structure and the terms of a possible transaction between the Company and the Parents among the representatives of the Company and the Parents, including their respective financial advisors and counsel. The Company also retained Credit Suisse First Boston to undertake an analysis and provide an opinion to the Katz Board as to the fairness to the stockholders of the Company, from a financial point of view, of the consideration to be received in the transaction with the Parents that was under review by the Company.

     On Saturday, July 12, counsel to the Parents met with representatives of the Company at the New York offices of counsel to the Company to negotiate additional terms for the transaction and to prepare a merger agreement. Discussions among the Parents and their representatives and the Company and its representatives were held throughout the day on Saturday, July 12, 1997 and on Sunday, July 13, 1997. On the afternoon of Sunday, July 13, the Chancellor Board approved an acquisition of the Company by the Parents.

     On the evening of July 13, the Katz Board held another meeting to discuss the most recent developments with the Parents and the potential courses of action. The Katz Board further discussed the open issues. In addition, Credit Suisse First Boston made an oral presentation of their evaluation of the Company. In light of the open issues, the Katz Board agreed to reconvene the next morning.

     On the morning of Monday, July 14, 1997, the Evergreen Board met with their financial advisor and their legal advisors, and approved the acquisition of the Company. Further negotiations regarding the terms of such acquisition took place throughout the day on Monday, July 14.

     During the morning of July 14, the Katz Board also met and discussed the pending negotiations with the Parents and the outstanding issues. The Katz Board agreed to meet again as soon as developments warranted. Counsel to the Parents and the Company continued to negotiate various other issues concerning provisions of the Merger Agreement and Stockholder Agreements throughout the day. The Katz Board reconvened in the early afternoon to discuss the fully negotiated offer. Credit Suisse First Boston orally stated their views regarding the fairness of the consideration to be paid to the stockholders of the Company. The entire Katz Board and the directors of the Company who are neither employees of the Company nor employees of any affiliate of the Selling Stockholders then separately and unanimously approved the Offer, the Merger, the Merger Agreement, the Stockholder Tender Agreement and the Management Tender Agreement, determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     The final Merger Agreement was signed on the evening of Monday July 14, 1997. That same evening the Parents and the Company issued a joint press release regarding their agreement.

     Certain Business Relationships Between the Parents and the Company. The Company currently maintains exclusive representation agreements (the "Parent Representation Agreements") with Evergreen, Chancellor and Capstar Broadcasting Partners, Inc., an affiliate of Chancellor ("Capstar"). Pursuant to such Parent Representation Agreements, the Company has been retained to sell commercial air time on behalf of Evergreen, Chancellor and Capstar and the radio stations owned, respectively, by Evergreen, Chancellor and Capstar to national advertising companies outside their respective local markets. Evergreen is the Company's largest client. The Parent Representation Agreements between the Company and Evergreen (the "Evergreen Agreements") were entered into beginning in 1995 and currently cover approximately 46 radio stations owned by Evergreen. Approximate annual revenues under the Evergreen Agreements for 1995, 1996 and the first five months of 1997 were $3,148,177, $8,555,702 and $3,782,160, respectively. The Parent Representation Agreements between the Company and Chancellor (the "Chancellor Agreements") were entered into beginning in 1996 and currently cover approximately 51 radio stations owned by Chancellor. Approximate annual revenues under the Chancellor Agreements for 1996 and the first five months of 1997 were $3,785,172 and $1,575,379, respectively. The Parent Representation Agreements between the Company and Capstar (the "Capstar Agreements") were entered into beginning in 1996 and currently cover approximately 139 radio stations owned by Capstar. Approximate revenues under these contracts with Capstar for 1996 and the first five months of 1997 were $786,984 and $356,260, respectively.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     Purpose. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement is to enable the Parents to acquire joint control of, and to jointly own the entire equity interest in, the Company. Upon consummation of the Merger, the Company (as the Surviving Corporation) will become a jointly owned subsidiary of the Parents. Upon consummation of the Merger, the Parents intend to manage and operate the Surviving Corporation as a new independent operating unit. The Company will ultimately, upon consummation of the Chancellor/Evergreen Merger, become a wholly owned subsidiary of the surviving corporation of the Chancellor/Evergreen Merger.

     Under the DGCL and the Company's Certificate of Incorporation, the approval of the Katz Board, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

     The Katz Board is comprised of nine members, including Messrs. Bob Marbut and Steven J. Gilbert, who are neither employees of the Company nor employees of any affiliates of the Selling Stockholders. The Katz Board has unanimously approved the Offer, the Merger, the Merger Agreement and the Stockholder Agreements and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have the ability to approve and adopt the Merger Agreement by virtue of its ownership of a majority of the Shares without the affirmative vote of any other shareholder of the Company.

     Plans for the Company after the Offer. Once the Offer is consummated, if permitted by the AMEX and the Exchange Act, it is the intention of Purchaser and the Parents to seek to cause the Company to file applications to withdraw the Shares from listing on the AMEX and to terminate the registration of the Shares under the Exchange Act. See Section 7 of this Offer to Purchase. In the event that the Shares are no longer included in the AMEX, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from the AMEX, the market for Shares could be adversely affected. Further, none of Purchaser, Chancellor or Evergreen can predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See Section 7 of this Offer to Purchase.

     If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser intends, and the Parents intend to cause Purchaser, to consummate the Merger as a "short form" merger pursuant to the DGCL. Under such circumstances, the approval of any holder of Shares other than Purchaser, or of the Katz Board, would not be required. Assuming outstanding Options are converted, pursuant to the Merger Agreement, to cash rather than exercised and tendered, upon the tender of Shares owned by the Selling Stockholders, Purchaser will need to purchase an additional 5,241,296 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

     Following consummation of the Offer and upon the satisfaction of the Minimum Condition, Purchaser will have the power as a majority stockholder of the Company to take such steps as are necessary to assure that designees of Purchaser or either of the Parents constitute a majority or more of the directors on the Katz Board, including the designation of new directors to the Katz Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, Purchaser shall be entitled, promptly upon the acceptance for payment of, and payment by Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, to designate such number of directors, rounded up to the next whole number, but at no time prior to the Effective Time more than three fewer than the total number of directors on the Katz Board, equal to that number of directors which equals the product of the total number of directors on the Katz Board (giving effect to the directors elected by Purchaser) multiplied by the percentage that such number of Shares so accepted for payment and paid for or otherwise acquired or owned by Purchaser or the Parents bears to the number of Shares outstanding. After completion or termination of the Offer, Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions. There can be no assurance that Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

     Pursuant to the Merger, each then outstanding Share (other than Shares owned by any of the Parents or Purchaser, Shares held in the treasury of the Company and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. Each share of common stock of Purchaser issued and outstanding at the Effective Time shall be converted into ten shares of the Surviving Corporation. All Shares that are owned directly or indirectly by the Company, the Parents, Purchaser or any subsidiary of either Chancellor or Evergreen at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

     Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld.

     Following the Merger, the Company will be a jointly owned subsidiary of Chancellor and Evergreen. Chancellor and Evergreen intend to seek to retain key management personnel of the Company following consummation of the Offer and the Merger. Pursuant to the Merger Agreement, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. Except as set forth herein, none of Chancellor, Evergreen or Purchaser have discussed with the Company's key management personnel, nor reached any agreement with respect to, the terms of such employment.

     Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the Katz Board or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Katz Board or any change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

13. MERGER AGREEMENT, STOCKHOLDER TENDER AGREEMENT AND MANAGEMENT TENDER
    AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, the Stockholder Tender Agreement and the Management Tender Agreement. Such summary is not a complete description of these agreements and is qualified in its entirety by reference to the complete texts of the agreements, copies of which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed jointly with the Commission by the Parents and Purchaser, and are incorporated by reference herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the agreements.

THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 of this Offer to Purchase. Purchaser has agreed that, without the written consent of the Company, it may not terminate the Offer, and, in addition, without such consent, no change in the Offer may be made which decreases the Offer Price, decreases the number of Shares being sought in the Offer, changes the form of consideration to be paid in the Offer other than to add consideration to the Offer, or otherwise amends the terms of the Offer (including any of the conditions set forth in Section 15 of this Offer to Purchase) in a manner that is adverse to the holders of Shares. Purchaser may, without the consent of the Company, extend the Offer if, at the scheduled expiration date of the Offer, any condition to Purchaser's obligation to purchase Shares has not been satisfied for the period of time Purchaser deems reasonably necessary to satisfy such condition. Subject to the above described limitation, the conditions described in Section 15 of this Offer to Purchase are for the sole benefit of the Parents and the Purchaser and may be asserted by the Parents or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Parents or Purchaser, in whole or in part at any time and from time to time, in their sole discretion. The Parents have agreed to make available sufficient funds to consummate the Offer and the Merger in accordance with the provisions of the Merger Agreement and to pay related fees and expenses and to refinance certain indebtedness of the Company described in the Merger Agreement.

     The Merger Agreement provides that promptly upon the purchase by Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Katz Board that equals the product of (i) the total number of directors on the Katz Board but at no time prior to the Effective Time more than three fewer than the total number of directors on the Katz Board, and (ii) the percentage that the aggregate number of Shares so accepted for payment by Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions therein, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. The Merger will become effective at such time as a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger, is filed with the Secretary of State of the State of Delaware, or at such later time as is specified therein. As a result of the Merger, all of the properties, rights, privileges and franchises of the

Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parents or Purchaser (i) all Shares that are owned directly or indirectly by the Company, the Parents, Purchaser or any Subsidiary of Chancellor or Evergreen will be canceled, and no consideration will be delivered in exchange therefor; (ii) each share of Common Stock, par value $.01 per share, of Purchaser then outstanding will be converted into ten shares of Common Stock, par value $.01 per share, of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time will, except as otherwise provided in (i) above and except for Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL, be converted into the right to receive $11.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest thereon.

     The Merger Agreement provides that the Certificate of Incorporation of the Company will be amended at the Effective Time to read as set forth in Exhibit A to the Merger Agreement, and the By-Laws of Purchaser at the Effective Time will be the By-Laws of the Surviving Corporation. The Merger Agreement also provides that at the Effective Time certain directors of the Company will resign and the other directors of the Company immediately prior to the Effective Time shall remain in office and be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

     Stock Options. The Compensation Committee of the Katz Board will adopt resolutions which, as of the Effective Time, provide for the cancellation of all Options in exchange for the payment of the excess, if any, of the Offer Price over the exercise price therefor, net of applicable income and employment taxes, if any.

     Recommendation. The Company represents and warrants in the Merger Agreement that the Katz Board has, by the requisite vote of such Board of Directors and a separate unanimous approval of the directors of the Company who are neither employees of the Company nor employees of any Affiliate of DLJ Merchant Banking Partners, L.P.: (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interest of, the holders of Shares; (ii) approved the Offer and the Merger subject to the terms and conditions set forth in this Offer to Purchase; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares thereunder to Purchaser and approve the Merger; (iv) approved and adopted the Merger, the Merger Agreement, the Stockholder Tender Agreement and the Management Tender Agreement. This recommendation of the Katz Board may be withdrawn, if the Katz Board decides to accept a Superior Proposal (as hereinafter defined). Any Such withdrawal, modification or amendment may give rise to certain termination rights on the part of the Parents and Purchaser, as described below.

     Interim Agreements of the Parents, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the date on which Purchaser controls a majority of the Katz Board (the "Change in Majority Directors"), the business of the Company and its subsidiaries will be conducted only in, and the Company and the subsidiaries will not take any action except in, the ordinary course of business consistent with past practice. The Merger Agreement provides that the Company will use its reasonable best efforts to preserve intact the Company's and the subsidiaries' present lines of business, maintain their respective rights and preserve their respective present relationships with customers, suppliers, and other persons with which it has significant business relations. Except as otherwise contemplated by the Merger Agreement, prior to the Effective Time, the Company will not, nor will it permit any of its subsidiaries or other entities controlled by it, between the date of the Merger Agreement and the Change in Majority Directors, without the prior written consent of the Parents, to:

          (i) Amend or otherwise change its certificate of incorporation or bylaws, or equivalent organizational documents, or amend any material term of any outstanding security;

          (ii) (a) Declare or pay any dividends on or make or become obligated to make other distributions in respect of any of its capital stock, except dividends by wholly-owned subsidiaries of the Company in the ordinary course of business consistent with past practice, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned subsidiary of the Company which remains a wholly-owned subsidiary after consummation of such transaction, or (c) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

          (iii) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to any employee benefit plans of the Company, other than the issuance of capital stock or other equity interests upon the exercise of stock options issued prior to the date of the Merger Agreement;

          (iv) (a) Incur or suffer to exist any indebtedness for borrowed money other than under the Company's credit facility in the ordinary course of business or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries, or guarantee any debt securities of other Persons other than indebtedness of the Company or any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company and other than in the ordinary course of business; or (b) make any loans, advances or capital contributions to, any other Person, other than loans or advances to employees not in excess of $250,000 in the aggregate in the ordinary course of business consistent with past practices, other than by the Company or a wholly-owned subsidiary of the Company to or in the Company or any wholly-owned subsidiary of the Company;

          (v) (a) Increase the compensation payable or to become payable to any of its executive officers or employees; (b) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any employee benefit plan of the Company) for the benefit or welfare of any director, executive officer or other employees or former director or employees; (c) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, except to employees other than to any executive officer and not to exceed $250,000 in the aggregate; (d) effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of the Company's subsidiaries; or (e) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of the Merger Agreement), except in each case (1) any such increases or grants made in the ordinary course of business and in accordance with past practice, or (2) as otherwise provided in the Merger Agreement;

          (vi) Except in the ordinary course of business, consistent with past practice, acquire (including, without limitation, for cash or shares of stock or partnership interests, by merger, consolidation or acquisition of stock or assets) any interest in any Person or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person, other than such acquisitions or investments which in the aggregate do not exceed $100,000;

          (vii) Make any commitments for capital or other expenditures in excess of $2 million;

          (viii) Acquire by purchase Representation Agreements for amounts, individually or in the aggregate, exceeding $2 million;

          (ix) Modify, terminate, or enter into any material contract other than as provided in the Merger Agreement or in the ordinary course of business, consistent with past practice;

          (x) Take any action with respect to accounting policies or procedures, or with respect to taxes, elections, audits or controversies, other than in the ordinary course of business and in a manner consistent with past practices;

          (xi) Pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice and other than other claims, liabilities or obligations not exceeding $3 million in the aggregate;

          (xii) (a) Enter into any material transaction with any executive officer, director or Affiliate thereof; (b) pay or become obligated to pay any material liability or obligation to any executive officer, director or Affiliate, subject to certain limited exceptions; (c) or waive any rights of material value or cancel any material debts or claims or any debts or claims with respect to an officer, director or Affiliate;

          (xiii) Except as otherwise permitted hereby, take any action that could reasonably be expected to result in any of the representations and warranties of the Company, becoming untrue in any material respect (the "Surviving Representations") (except for a representation and warranties which are expressly made as of a specified date and except for representations and warranties concerning Representation Agreements, litigation, material developments and undisclosed liabilities), or any of the conditions to the obligations of Parents and Purchaser to consummate the Merger not being satisfied; or

          (xiv) Agree, in writing or otherwise, to take or authorize any of the foregoing actions.

     When used in the Merger Agreement, the term "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects. With respect to any Person, a Material Adverse Change (or Effect) refers to such Person and its subsidiaries.

     Other Agreements of the Parents, Purchaser and the Company. In the Merger Agreement, the Company has agreed that it will not, nor will it permit any of its subsidiaries to (and the Company will use its best efforts to cause any officer, director, employee, representative or agent of the Company or any of the Company's subsidiaries not to): (i) solicit, initiate, or encourage the submission of (including by way of furnishing information), any Takeover Proposal; (ii) enter into any agreement with respect to any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Katz Board under applicable law (after consultation with counsel), the Company may, in response to a Takeover Proposal which was unsolicited or which did not otherwise result from a breach of the Merger Agreement, and subject to providing one full day's prior written notice of its decision to the Parents, (x) furnish information with respect to the Company to any person making such Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel), and (y) participate in discussions and negotiations regarding such Takeover Proposal; provided, however, that the Company may not enter into any definitive agreement with any Person regarding such Takeover Proposal for the lesser of (a) three days and (b) the time remaining until one full business day prior to the expiration of the Offer; and provided, further, that nothing contained in the Merger Agreement will prohibit the Company or the Katz Board from disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

     For purposes of the Merger Agreement and the Stockholder Agreements, "Takeover Proposal" means any bona fide proposal or offer or public announcement of a proposal, plan or intention to do (whether or not in writing and whether or not delivered to the stockholders of the Company generally) a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company and its Subsidiaries, other than the transactions contemplated by the Merger Agreement.

     "Superior Proposal" means a Takeover Proposal made by a third party and its subsidiaries, on terms that the Katz Board determines in good faith (based on the advice of its counsel and financial advisors) to be more favorable to its stockholders than the Offer, taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing for the proposal (or contingencies therefor), the Person making the proposal, and the certainty of consummation, and which the Katz Board determines in good faith (after consultation with counsel) should be considered by the Katz Board in order to prevent the Katz Board from breaching its fiduciary duties to stockholders under applicable law.

     The Company is required to advise the Parents orally and in writing of any request for information or of any Takeover Proposal the material terms and conditions of such request or Takeover Proposal and the identity of the Person and its Affiliates (if known to the Company) making such request or Takeover Proposal. Except in accordance with the terms of the Merger Agreement, neither the Katz Board nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parents or Purchaser the approval or recommendation by the Katz Board of the Offer, the Merger or the Merger Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, nothing in the Merger Agreement prevents the Katz Board from approving or recommending to the Company's stockholders any unsolicited Takeover Proposal by a Third Party as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act in the event any unsolicited Takeover Proposal shall have been made by a third party and such Takeover Proposal is a Superior Proposal.

     Pursuant to the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the Company is required to (and will cause its subsidiaries and their respective officers, directors, employees, auditors, counsel, representatives and agents to) afford the officers, employees, auditors, counsel, representatives, and agents of the Parents reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities, books, records stockholders as soon as practicable for the purpose of approving the Merger and for such purposes as may be necessary or desirable. The Company will (i) subject to the terms of the Merger Agreement, endorse the Offer and Merger and recommend to its stockholders the approval of the Merger Agreement, the Merger and the transactions to be consummated hereunder; and (ii) use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the Merger.

     Pursuant to the Merger Agreement, the Company must cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable (provided Purchaser shall have accepted for payment Shares tendered pursuant to the Offer) for the purposes of voting on the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby.

     The Merger Agreement provides that, as soon as practicable, the Company will prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Stockholder Meeting (the "Proxy Statement") and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and obtain necessary approvals by its stockholders of the Merger Agreement. Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the outstanding Shares and the Parents so request, the Parents, Purchaser and the Company will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

     For six years after the Effective Time, the Parents have agreed to cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each an "Indemnified Party") the full extent permitted by the Company's certificate of incorporation, by-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's certificate of incorporation or by-laws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to the

Parents and the Indemnified Party; and provided, further, that nothing in the Merger Agreement shall impair any rights or obligations of any present or former directors or officers of the Company. The Parents or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of six years after the Effective Time; provided, that the Parents may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further that if the existing D&O Insurance expires, is terminated or canceled during such period, the Parents or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall either the Parents or the Surviving Corporation be required to pay aggregate premiums for insurance in excess of 200% of the aggregate premiums paid by the Company in 1996.

     The Merger Agreement provides that the Company, Purchaser and the Parents will each use their best efforts to consummate the transactions contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including without limitation, representations by the Company as to corporate status and good standing, subsidiaries, power and authority, enforceability, capitalization, no violation, reports and financial statements, no commissions, material developments and absence of undisclosed liabilities, compliance with law, taxes, employee benefit plans, litigation and environmental liabilities. In addition, the Company represented to the Parents and Purchaser that the Katz Board, at a meeting duly called and held, has (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Offer and the Merger, subject to the terms and conditions set forth in the Merger Agreement, (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser, and (iv) approved and adopted the Merger, the Merger Agreement, the Stockholder Tender Agreement, and the Management Tender Agreement, and (v) that the transactions contemplated by the Merger Agreement, the Stockholder Tender Agreement and the Management Tender Agreement have been approved for purposes of Section 203 of the DGCL.

     Conditions to the Merger. The obligation of Purchaser and the Parents to effect the Merger is subject to satisfaction of the conditions, unless waived by the Parents that (i) the representations and warranties of the Company shall be true and correct when made as of the date of the Merger Agreement, or any Surviving Representation shall not have become untrue or incorrect, except for failures that would not have a Material Adverse Effect, (ii) the Company shall have delivered certain organizational documents to the Parents, (iii) the Parents shall have received certain government consents to the Merger contemplated by the Merger Agreement and (iv) there shall not be any order or injunctions issued or in effect before any court or governmental body. The obligation of the Company to effect the Merger is further subject, unless waived by the Company, to (i) the representations and warranties of the Parents and Purchaser being true and correct in all material respects when made as of the date of the Merger Agreement, (ii) the Parents and Purchaser having performed and complied in all material respects with their obligations contained in the Merger Agreement required to be performed and complied with at or prior to the Effective Time, (iii) approval of the Merger Agreement and the Merger by a majority of the stockholders and (iv) there not being any order or injunction issued or in effect before any court or governmental body.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual written consent of all of the parties hereto at any time prior to the consummation of the Merger (the "Closing"); (b) by the Parents and Purchaser upon delivery of written notice to the Company in the event of a material breach by the Company of any provisions of the Merger Agreement which breach shall not be remedied within ten business days of written notice specifying such breach in reasonable detail and demanding that the same be remedied; (c) by the Company upon delivery of written notice to the Parents in the event of a material breach by the Parents or Purchaser of any provision of the Merger Agreement, which breach shall not be remedied within ten business days of written notice specifying such breach in reasonable detail and demanding that the same be remedied; (d) by the Parents, Purchaser, or the Company upon delivery of written notice to the other parties, if the Closing shall not have occurred by December 31, 1997, unless the failure of the Closing to occur is the result of a breach by the terminating party that caused the Closing to be delayed; (e) by any of the Parents, Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; (f) by the Parents and Purchaser if, due to any event, occurrence or non-occurrence, as the case may be, which results in or constitutes a failure to satisfy any condition to the Offer set forth in the Merger Agreement, the Offer is terminated or expires in accordance with its terms without Purchaser having purchased any Shares thereunder; provided, that the Parents or Purchaser may not terminate if any of them is in material breach of the Merger Agreement; (g) by the Parents and Purchaser or the Company if the stockholders of the Company shall have failed to approve the Merger Agreement, the Merger and the transactions contemplated therein at the Company Stockholder Meeting, provided that prior to or contemporaneous with such termination the Expenses (as hereinafter defined) shall have been paid to Purchaser; (h) by the Parents and Purchaser if (i) the Katz Board (A) shall withdraw or modify in any manner adverse to the Parents or Purchaser its approval or recommendation of the Merger Agreement or the Merger or the Stockholder Agreements, (B) in response to the commencement of any tender offer or exchange offer for more than 25% of the outstanding Shares, shall have not recommended rejection of such tender offer or exchange offer, (C) shall approve or recommend any Takeover Proposal other than the Offer, or (D) shall resolve to take any of the actions specified in clauses (A) or (C) above or (ii) the stockholders party to the Stockholder Tender Agreement fail to tender their Shares in the Offer unless permitted under the terms of the Stockholder Tender Agreement (each, a "Takeover Proposal Termination"); (i) by the Company, if the Parents or Purchaser terminate the Offer in accordance with the Merger Agreement, or the Offer shall have expired without Purchaser purchasing any Shares pursuant to the Offer; provided, that, the Company may not terminate if it is in material breach of the Merger Agreement; or (j) by the Company, if the Katz Board shall have determined to accept a Superior Proposal, provided that prior to or contemporaneous with such termination the payments for Expenses and the Termination Fee (as hereinafter defined) shall have been paid to Purchaser a ("Superior Proposal Termination"). Except for the provisions of the Merger Agreement regarding confidentiality, publicity and payment of Expenses and the Termination Fee, which shall survive any termination of the Merger Agreement, in the event of termination of the Merger Agreement, the Merger Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

     Termination Fee and Expenses. In addition to any other amounts which may be payable or become payable pursuant to the Merger Agreement, the Company shall (provided that neither the Parents nor Purchaser is then in material breach of its obligations under this Merger Agreement), promptly, but in no event later than the earlier of (A) the time specified in the termination section of the Merger Agreement, if any, or (B) one business day after the termination of this Merger Agreement, reimburse the Parents and Purchaser for all documented Expenses up to $2 million.

     As used in the Merger Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks (including commitment fees), investment banking firms and other financial institutions, and their respective agents and counsel, and counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or its affiliate on its or their behalf, whether incurred prior to, on or after the date of the Merger Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated hereby and the financing thereof, including the preparation, printing, filing and mailing of the documents pursuant to which the Offer will be made and all other matters related to the transactions contemplated hereby.

     If (i) the Merger Agreement shall have been terminated by Parent and Purchasers due to a material breach by the Company of the Merger Agreement or due to the occurrence of the condition set forth in paragraph (a) of Section 15 of this Offer to Purchase, and either of the following shall have occurred prior to such termination: (A)(x) any corporation, partnership, person, other entity or "group" (as referred to in

Section 13(d)(3) of the Exchange Act) other than Purchaser, the Parents, or any of their respective Affiliates, but excluding the entities' signatory to the Stockholder Tender Merger Agreement and their Affiliates or any "group" of which any such Persons is a member, shall have become the beneficial owner of more than 25% of the outstanding Shares, or (y) any Person (other than Purchaser, the Parents, or any of their respective Affiliates or any "group" of which any such Persons is a member) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public, a Takeover Proposal (including by making such Takeover Proposal) and (B) on or prior to the eighteen-month anniversary of the date of this Merger Agreement, the Company either consummates with a Person referred to in (A)(x) or (y) a transaction the proposal of which would otherwise qualify as a Takeover Proposal or enters into a definitive agreement with respect to and subsequently consummates a transaction with a Person referred to in (A)(x) or (y) the proposal of which would otherwise qualify as a Takeover Proposal (a "Change in Control Event"); or (ii) this Merger Agreement is terminated due to a Takeover Proposal Termination or a Superior Proposal Termination, then in the case of clauses (i) or (ii) above, the Company shall (1) in the case of clauses (i)(A)(x) above and (ii) above, promptly, but in no event later than the earlier of (a) the time, if any, specified in the termination section of the Merger Agreement, or (b) one business day after the termination of the Merger Agreement and (2) in the case of clause (i)(B) above, promptly, but in no event later than the date of the event specified therein shall have occurred, pay Purchaser a fee of $8 million in cash, which amount shall be payable in same day funds (the "Termination Fee").

     In the event a fee is or becomes payable pursuant to the terms of the Merger Agreement, the Company agrees promptly, but in no event later than two business days following written notice thereof, to reimburse Purchaser or its designee for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Expenses and the Termination Fee pursuant to the Merger Agreement, as a result of any breach by the Company of its obligations under the Merger Agreement.

     Except as otherwise described herein, each of the parties hereto shall pay all the fees and expenses incurred by it incident to preparing for, entering into and carrying into effect this Merger Agreement and the transactions contemplated herein; provided that the Company covenants and represents and warrants that such fees and expenses incurred by the Company for services of attorneys, accountants, investment bankers (including for the fairness opinion) and all other advisors to the Company associated with the transactions contemplated herein, will not exceed $5 million.

     Amendments; Waiver. The Merger Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by all parties, provided that, prior to the Effective Time, the consent of the Company shall be given by the directors of the Company who were directors prior to July 18, 1997. No failure to exercise and no delay in exercising, any right, power or privilege under the Merger Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

THE STOCKHOLDER AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Purchaser and the Parents entered into (a) the Stockholder Tender Agreement with certain of the Selling Stockholders (the "DLJ Selling Stockholders") and (b) the Management Tender Agreement with certain of the Selling Stockholders who are also officers of the Company (the "Management Selling Stockholders"). The DLJ Selling Stockholders own an aggregate of 6,666,668 Shares and the Management Selling Stockholders own an aggregate of 388,737 Shares (excluding Shares issuable upon conversion of Options). Pursuant to the Stockholder Agreements, each Seller Stockholder has agreed to tender and sell all Shares owned by it to Purchaser pursuant to and in accordance with the terms of the Offer.

     During the term of the Stockholder Agreements, no Selling Stockholder shall
(a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of such Selling Stockholder's Shares, except for transfer or sale to any affiliate of such Selling Stockholder who agrees to be bound by the respective Stockholder Agreement, (b) deposit such Selling Stockholder's Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company.

     During the term of the Stockholder Agreements, each Selling Stockholder agrees not to directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than the Parents or any affiliate of either Parent) with respect to the Company that reasonably may be expected to lead to a Takeover Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any person or entity acting on behalf of such Selling Stockholder to do any of the foregoing. If a Selling Stockholder receives any Takeover Proposal, such Selling Stockholder agrees to promptly notify the Parents of that inquiry or proposal and the details thereof.

     During the term of the Stockholder Agreements, each Selling Stockholder agrees to vote each of its Shares at any annual, special or adjourned meeting of the stockholders of the Company (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and of the Stockholder Agreements; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the Katz Board as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Stockholder Agreements and the Merger Agreement.

     The Stockholder Agreements will terminate on the earlier of (a) the purchase of all the Shares pursuant to the Offer and (b) the date on which the Merger Agreement is terminated in accordance with its terms.

     Notwithstanding the above paragraph, under the terms of the Stockholder Tender Agreement, in the event (A) any DLJ Selling Stockholder disposes of its Shares in breach of the Stockholder Tender Agreement or (B) the Merger Agreement is terminated (i) due to a Takeover Proposal Termination or a Superior Proposal Termination and at any time within twelve months of the date thereof a DLJ Selling Stockholder or any of its Affiliates disposes of any interest in the Shares to a party other than any Affiliate of such DLJ Selling Stockholder, the Parents or any of their Affiliates, or (ii) in any other circumstance in which the Termination Fee is payable to the Parents or Purchaser and at any time within twelve months of the date thereof a DLJ Selling Stockholder or any of its Affiliates disposes of any interest in the Shares to a party other than any Affiliate of DLJ Selling Stockholder, Parents or any their Affiliates but while a Change in Control Event is pending, then in each case of (A) or (B) such DLJ Selling Stockholder shall pay promptly following receipt by such DLJ Selling Stockholder or any of its Affiliates, to Parents as they jointly direct, (x) 100% of any consideration received by it for such interest in such Shares so disposed that exceeds $11.00 per share up to $13.00 per share and (y) 75% of any consideration received by it for such interest in such Shares so disposed that exceeds $13.00 per share.

CONFIDENTIALITY AGREEMENT

     The Company has entered into a Confidentiality Agreement (the "Confidentiality Agreement") with Hicks Muse, dated as of April 7, 1997, which contains customary provisions pursuant to which, among other matters, Hicks Muse agreed to keep confidential all information concerning the Company furnished to it by the Company, to use such material solely for the purpose of evaluating and implementing a possible acquisition or investment transaction between Hicks Muse and the Company, and, except with the prior written consent of the Company, not to disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company. Except with the prior written invitation of the Katz Board, Hicks Muse also agreed not to, for two years after the date of the Confidentiality Agreement, acquire or offer to acquire any securities or assets of the Company or enter into or propose to enter into any business combination involving the Company or seek to influence the management of the Company or solicit to employ any current employee of the Company, so long as they are employed by the Company.

14. DIVIDENDS AND DISTRIBUTIONS

     The Company has not paid and does not intend to pay dividends on the Shares. The Merger Agreement provides that the Company will not, among other things, (i) declare or pay any dividends on or make or become obligated to make other distributions in respect of any of its capital stock, except dividends by the Company's wholly owned subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

15. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Merger Agreement or the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the time of acceptance for payment of Shares tendered and if pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) (i) the Minimum Condition shall not have been satisfied, (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or (iii) any of the following shall occur:

          (a) Any representation or warranty of the Company in the Merger Agreement shall have been untrue or incorrect as of the date of the Merger Agreement, or any Surviving Representation shall become untrue or incorrect, except in each case for any failure that would not have a Material Adverse Effect on the Company; or the Company shall have failed to perform or comply in all material respects with certain obligations of the Company pursuant to the Merger Agreement to be performed or complied with prior to payment for any Shares tendered in the Offer;

          (b) There shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority, or tribunal, domestic or foreign, (i) challenging the acquisition by the Parents or Purchaser of the Shares seeking to restrain or prohibit the making or consummation of the Offer; (ii) seeking to obtain from the Parents or Purchaser any material damages, fines or legal sanctions related to the Offer or the Merger or the subsequent ownership or operation of the Company; (iii) seeking to prohibit or limit the ownership or operation by the Parents or Purchaser or any of their affiliates of any material portion of the business or assets of the Company or to compel the Parents or Purchaser or any of their affiliates to dispose of or forfeit material incidents of control all or any material portion of the business or assets of the Company or of Purchaser, (iv) seeking to impose limitations on the ability of the Parents or Purchaser or any of their affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Parents or Purchaser or any of their affiliates on all matters properly presented to the Company's stockholders; or (v) seeking to require divestiture by the Parents or Purchaser or any of their affiliates of any Shares;

          (c) There shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issued or deemed applicable to the Offer, the Merger or other similar business combination by Purchaser or any affiliate of the Parents with the Company, or any other action shall have been taken by any government, governmental authority or agency or court with respect to a proceeding described in paragraph (b) above, domestic or foreign, that has, or, in Parent's sole discretion, could be expected to result in, any of the consequences referred to in paragraph (b) above;

          (d) There shall have been instituted or be pending any action, proceeding, application, claim or counterclaim by any Person (other than a governmental authority or agency), before any court or governmental regulatory or administrative agency, authority, or tribunal, domestic or foreign, that (i) relates solely to the business of the Company or its Subsidiaries (including employee related matters) prior to the date of the Merger Agreement (and not in connection with or in contemplation of the transactions contemplated by the Merger Agreements) and (ii) would if adversely determined have a Material Adverse Effect; or

          (e) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., the AMEX, or the Nasdaq Stock Market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on July 11, 1997; or (iv) in the case of any of the foregoing existing at July 11, 1997, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of the Parents and Purchaser and may be asserted by the Parents or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Parents or Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by the Parents or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any other facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parents or Purchaser concerning the event described above will be final and binding upon all parties.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS

     Except as set forth in this Section 16, the Parents and Purchaser are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 of this Offer to Purchase shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware and operations are conducted through 65 sales offices throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving the Company and, therefore, is subject to such provisions. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g. a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Katz Board has approved the Offer, the Merger, the Merger Agreement and the Stockholder Agreements for the purposes of Section 203 of the DGCL. Except as described above with respect to
Section 203 of the DGCL, the Parents and Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believes none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, the Parents and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Parents and Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by Evergreen, which Evergreen expects to submit on July 18, 1997. Accordingly, if the Notification and Report Form is filed on July 18, 1997, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on August 5, 1997, unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Parents receive a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from Evergreen prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Evergreen with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of Evergreen. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Parents or their subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Parents and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. The Parents and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

     Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares in connection with the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger.

     Legal Proceedings. The Parents and Purchaser are not aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15 of this Offer to Purchase.

17. FEES AND EXPENSES

     The Parents and Purchaser have engaged Smith Barney as the Dealer Manager in connection with the Offer. In addition, Smith Barney is acting as exclusive financial advisor to each of the Parents on an independent basis in connection with the proposed acquisition of the Company. Pursuant to the terms of Smith Barney's engagement, the Parents have agreed to pay Smith Barney an aggregate fee of $1,500,000 in connection with the Offer and the Merger. The Parents also have agreed to reimburse Smith Barney for travel and other out-of-pocket expenses, including reasonable legal fees and expenses, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. Smith Barney has in the past provided investment banking services to Chancellor and the Company unrelated to the Offer and the Merger, for which services Smith Barney has received compensation. In the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Parents and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Parents and Purchaser have retained MacKenzie Partners, Inc., as Information Agent, and The Bank of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer.

     None of Purchaser nor either Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or the Parents, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18. MISCELLANEOUS

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

     Purchaser and the Parents have jointly filed a Tender Offer Statement on
Schedule 14D-1 with the Commission, pursuant to Rule 14d-1 of the Exchange Act, together with exhibits furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including all exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase (except that they may not be available at the regional offices of the Commission).

                                            MORRIS ACQUISITION CORPORATION

July 18, 1997

                                                                         ANNEX I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF THE PARENTS AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF EVERGREEN. The names, present principal occupation or employment, and material occupations, positions, offices, or employments during the last five years of each director and executive officer of Evergreen Media Corporation are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Evergreen for the last five years or have served Evergreen in various administrative or executive capacities for at least that long. The business address of each person listed below is 433 E. Las Colinas Boulevard, Suite 1130, Irving, Texas, 75039, and each person is a citizen of the United States.

Scott K. Ginsburg..........  Mr. Ginsburg has been Chairman of the Board of Evergreen
Age: 44                      since 1990. He has been Chief Executive Officer and a
                             director of Evergreen since 1988. Mr. Ginsburg was President of Evergreen from 1988 to 1993 and held various positions
                             with H&G Communications, Inc. from 1987 to 1988. Mr.
                             Ginsburg entered the radio broadcasting business in 1983.
James E. de Castro.........  Mr. de Castro has been President of Evergreen since 1993 and
Age: 44                      Chief Operating Officer and a director since 1989. From 1987 to 1988, Mr. de Castro held various positions with H&G
                             Communications, Inc. and predecessor entities. From 1981 to
                             1989, Mr. de Castro was general manager of radio stations
                             WLUP-FM and WLUP-AM (now known as WMVP-AM) in Chicago, and from 1989 to 1992, Mr. de Castro was general manager of
                             radio station KKBT-FM in Los Angeles.
Matthew E. Devine..........  Mr. Devine has been an Executive Vice President of Evergreen
Age: 48                      since 1993, Chief Financial Officer, Treasurer and Secretary of Evergreen since 1988 and a director since 1989.
Thomas J. Hodson...........  Mr. Hodson has been a director of Evergreen since 1992. Mr.
Age: 53                      Hodson became President of Columbia Falls Aluminum Company in 1994. He had been a Vice President of Stephens, Inc. from
                             1986 through 1993.
Perry Lewis................  Mr. Lewis has been a director of Evergreen since Evergreen
Age: 59                      acquired Broadcasting Partners, Inc. ("BPI") in 1995. Mr.
                             Lewis was the Chairman of BPI from its inception in 1988
                             until its merger with Evergreen, and was Chief Executive
                             Officer of BPI from 1993 to 1995. Mr. Lewis is a founder of
                             Morgan, Lewis, Githens & Ahn, an investment banking and
                             leveraged buyout firm which was established in 1982. Mr.
                             Lewis serves as director of Aon Corporation, Quaker Fabric
                             Corporation, ITI Technologies, Inc., Gradall Industries,
                             Inc. and Stuart Entertainment, Inc.
Kenneth J. O'Keefe.........  Mr. O'Keefe has been an Executive Vice President of the
Age: 42                      Company since February of 1996, and a director since May of
                             1996. Mr. O'Keefe was a director, Chief Financial Officer, and Executive Vice President of Pyramid Communications, Inc.
                             from March 1994 until Evergreen's acquisition of Pyramid
                             Communications, Inc. on January 17, 1996. Mr. O'Keefe served
                             Pyramid Communications, Inc. and its predecessors in various capacities since 1991.


Joseph M. Sitrick..........  Mr. Sitrick has been a director of the Company since 1988.
Age: 75                      Mr. Sitrick is a Vice President with Blackburn & Company,
                             Incorporated, a media brokerage firm, which he joined in
                             1958.
Eric L. Bernthal...........  Mr. Bernthal has been a director of Evergreen since 1996.
Age: 50                      Mr. Bernthal has been a partner with the law firm of Latham
                             & Watkins, Washington D.C., regular legal counsel to
                             Evergreen, since 1986.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF CHANCELLOR. The names, present principal occupation or employment, and material occupations, positions, offices, or employments during the last five years of each director and executive officer of Chancellor Broadcasting Company are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Chancellor for the last five years or have served Chancellor in various administrative or executive capacities for at least that long. The business address of each person listed below is 12655 North Central Expressway, Suite 405, Dallas, Texas 75243, and each person is a citizen of the United States.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         DIRECTORS            POSITION WITH CHANCELLOR AND FIVE-YEAR EMPLOYMENT HISTORY
         ---------            ---------------------------------------------------------
Steven Dinetz..............  Mr. Dinetz has served as President, Chief Executive Officer
Age: 50                      and a Director of Chancellor since its formation and prior thereto was the President and Chief Executive Officer and a
                             Director of Chancellor Communications. Prior to joining
                             Chancellor Communications, Mr. Dinetz served as a radio
                             broadcasting consultant and, from October 1988 to January
                             1993, as the President and Chief Executive Officer of D&D
                             Broadcasting, which Mr. Dinetz formed to acquire KOSI-FM and
                             KEZW-AM in Denver, Colorado from Group W. Broadcasting, Inc.
                             in a leveraged acquisition. Mr. Dinetz has more than 20
                             years experience in the radio broadcasting industry and has previously managed 14 radio stations throughout the United
                             States, including stations in top 40 radio markets such as
                             New York City, Miami-Fort Lauderdale, Dallas-Fort Worth, and
                             Denver.

George C. Toulas...........  Mr. Toulas has served as Senior Executive Vice President and
Age: 45                      Regional Manager of Chancellor since November 1996. From
                             October 1994 to October 1996 he served as Executive Vice
                             President and Regional Manager of Chancellor and was
                             responsible for Chancellor's Cincinnati, Minneapolis-St.
                             Paul and Orlando markets and was General Manager of
                             Chancellor's Cincinnati stations. Since November 1996, Mr.
                             Eytcheson and Mr. Weller have been reporting to Mr. Toulas and Mr. Dinetz, and Mr. Toulas has had direct responsibility for Chancellor's stations in New York, Washington, D.C.,
                             Orlando, Atlanta, Minneapolis, St. Paul, Cincinnati and
                             Milwaukee. Prior to his employment with Chancellor, Mr.
                             Toulas was with American Media from 1983 to 1994. During his tenure with American Media, Mr. Toulas served as Regional
                             Vice President for Cincinnati, Minneapolis-St. Paul and
                             Orlando and as General Manager of WUBE-AM/FM and WYGY-FM in
                             Cincinnati from 1989 to 1994 and as General Manager of
                             WOCL-FM in Orlando from 1986 to 1989. Mr. Toulas has over 20 years experience in broadcasting management.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         DIRECTORS            POSITION WITH CHANCELLOR AND FIVE-YEAR EMPLOYMENT HISTORY
         ---------            ---------------------------------------------------------
Rick Eytcheson.............  Mr. Eytcheson has served as Executive Vice President of
Age: 47                      Chancellor, as Regional Manager of Chancellor's California
                             markets since October 1994 and as General Manager of
                             Chancellor's Sacramento stations from the time of their
                             acquisition by Chancellor Communications in January 1994 to
                             February 1996. Prior to joining Chancellor Communications,
                             Mr. Eytcheson had been the General Manager of KFBK-AM and
                             KGBY-FM under their two previous owners, having held that
                             position since 1985. Prior to joining KFBK/KGBY, Mr.
                             Eytcheson was the Vice President and General Manager of
                             KOSO-FM in Modesto, California and KKNU-FM in Fresno,
                             California, with additional responsibility for the operation of four radio stations located in Washington, Indiana and
                             Wisconsin. Mr. Eytcheson joined KOSO-FM as General Sales
                             Manager in 1980, became General Manager in 1982 and assumed his group management responsibilities in 1983. Mr. Eytcheson has over 16 years of experience in broadcasting management.
Samuel L. Weller...........  Mr. Weller joined Chancellor in February 1996 and has served
Age: 41                      as Executive Vice President and Regional Manager of
                             Chancellor's Denver and Phoenix radio stations and General
                             Manager of the Denver Stations since February 1996. As of
                             November 1996, Mr. Weller assumed responsibility for the
                             Pittsburgh and Nassau-Suffolk stations as well as the
                             Phoenix cluster. Prior to joining Chancellor Mr. Weller was the Vice President and General Manager of KOSI-FM, KEZW-AM
                             and the former KYOD-FM in Denver, Colorado, all of which
                             were owned by the Tribune Company. Mr. Weller also served as
                             Vice President of Sales and Marketing of KOSI-FM and KEZW-AM
                             under their previous owner D&D Broadcasting, which was
                             formed by Steven Dinetz. Mr. Weller has over 20 years
                             experience in broadcasting management.
Eric W. Neumann............  Mr. Neumann has served as a Senior Vice President of
Age: 31                      Chancellor since its formation. From that time until
                             February 1996, Mr. Neumann was also Chief Financial Officer of Chancellor. Mr. Neumann has been associated with Mr.
                             Dinetz since 1991, when he joined D&D Broadcasting as its
                             controller. Mr. Neumann is a certified public accountant.
Thomas O. Hicks............  Mr. Hicks was elected Chairman of the Board and a director
Age: 51                      of Chancellor in April 1996. Mr. Hicks is Chairman of the
                             Board and Chief Executive Officer of Hicks, Muse, Tate &
                             Furst Incorporated, a private investment firm located in
                             Dallas, St. Louis, New York and Mexico City specializing in strategic investments, leveraged acquisitions and
                             recapitlizations. From 1984 to May 1989, Mr. Hicks was
                             Co-Chairman of the Board and Co-Chief Executive Officer of
                             Hicks & Haas, Incorporated, a Dallas based private
                             investment firm. Mr. Hicks serves as a director of Sybron
                             International Corporation, Inc., Berg Electronics Corp.,
                             Neodata Corporation, D.A.C. Vision Inc. and Olympus Real
                             Estate Corporation.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         DIRECTORS            POSITION WITH CHANCELLOR AND FIVE-YEAR EMPLOYMENT HISTORY
         ---------            ---------------------------------------------------------
Jeffrey A. Marcus..........  Mr. Marcus currently serves as the Chairman and Chief
Age: 56                      Executive Officer of Marcus Cable Company, the ninth largest cable television multiple system operation (MSO) in the
                             United States which serves over 1.2 million customers and
                             which Mr. Marcus formed in 1990. Until November 1988, Mr.
                             Marcus served as Chairman and Chief Executive Officer of
                             WestMarc Communications, Inc., an MSO formed through the
                             merger in 1987 of Marcus Communications, Inc. and Western
                             TeleCommunications, Inc. Mr. Marcus has more than 29 years experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and serves as a director or trustee of several charitable and civic
                             organizations.
John H. Massey.............  Until August 2, 1996, Mr. Massey served as the Chairman of
Age: 57                      the Board and Chief Executive Officer of Life Partners
                             Group, Inc., an insurance holding company, having assumed
                             those offices in October 1994. Prior to joining Life
                             Partners, he served, since 1992, as the Chairman of the
                             Board of, and currently serves as a director of, FSW
                             Holdings, Inc., a regional investment banking firm. Since
                             1986, Mr. Massey has served as a director of Gulf-California
                             Broadcast Company, a private holding company that was sold in May 1996. From 1986 to 1992, he also was President of
                             Gulf-California Broadcast Company. From 1976 to 1986, Mr.
                             Massey was President of Gulf Broadcast Company, which owned and operated 6 television stations and 11 radio stations in major markets in the United States. Mr. Massey currently
                             serves as a director of Central Texas Bankshare Holdings,
                             Inc., Hill Bank and Trust Co., Hill Bancshares Holdings,
                             Inc., Bank of The Southwest of Dallas, Texas, Columbus State
                             Bank, Columbine JDS Systems, Inc. and The Paragon Group,
                             Inc.
Eric C. Neuman.............  Mr. Neuman became a director of Chancellor in April 1996.
Age: 52                      Since May 1993, Mr. Neuman has been an officer of Hicks,
                             Muse, Tate & Furst Incorporated and is currently serving as
                             Senior Vice President. From 1985 to 1993, Mr. Neuman was a
                             Managing General Partner of Communications Partners, Ltd., a
                             private investment firm specializing in media and
                             communications businesses.
Lawrence D. Stuart, Jr.....  Mr. Stuart became a director of Chancellor in January 1997.
Age: 52                      Since October 1995, Mr. Stuart has served as a Managing
                             Director and Principal of Hicks, Muse, Tate & Furst
                             Incorporated. Prior to joining Hicks, Muse, Tate & Furst
                             Incorporated, from 1990 to 1995 he served as the managing
                             partner of the Dallas office of the law firm Weil, Gotshal &
                             Manges LLP.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Unless otherwise indicated, each person identified below has been employed by Evergreen for the last five years and all information concerning the current business address, present principal occupation or employment and five-year employment history for each person is the same as the information given above. In addition to holding the offices indicated, each person identified below is also a director of Purchaser. All persons listed below are citizens of the United States.

Scott K. Ginsburg................................  President and Chief
                                                   Executive Officer
James E. de Castro...............................  Executive Vice President and
                                                   Chief Operating Officer
Matthew E. Devine................................  Executive Vice President and
                                                   Chief Financial Officer
Kenneth J. O'Keefe...............................  Executive Vice President

                                                                        ANNEX II

     Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Second Step Merger.

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     sec. 262 Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

          BY MAIL:                FACSIMILE TRANSMISSION:     BY HAND OR OVERNIGHT COURIER:
                                (for Eligible Institutions
Tender & Exchange Department               Only)              Tender & Exchange Department
       P.O. Box 11248                 (212) 815-6213               101 Barclay Street
    Church Street Station                                      Receive and Deliver Window
New York, New York 10286-1248                                   New York, New York 10286

                                FOR CONFIRMATION TELEPHONE:
                                      (800) 507-9357

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      THE DEALER MANAGER FOR THE OFFER IS:

                               SMITH BARNEY INC.

                              388 Greenwich Street
                            New York, New York 10013
                        (212) 816-8820 or (212) 816-8781

                    THE INFORMATION AGENT FOR THE OFFER IS:
                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885